PART I

NOTIFICATION

This Form 1-K is to provide an ☒ Annual Report OR ☐ Special Financial Report for the fiscal year ended December 31, 2020.

Exact name of issuer as specified in the issuer’s charter:          Commonwealth Thoroughbreds LLC

Jurisdiction of incorporation/organization: Delaware

I.R.S. Employer Identification Number:   84-2528036

Address of Principal Executive Offices: 1450 North Broadway, Lexington, Kentucky 40505

Phone:    (859) 977-0124

Title of each class of securities issued pursuant to Regulation A:    None issued to date.

Summary Information Regarding Prior Offerings and Proceeds

The following information must be provided for any Regulation A offering that has terminated or completed prior to the filing of this Form 1-K, unless such information has been previously reported in a manner permissible under Rule 257. If such information has been previously reported, check this box □ and leave the rest of Part I blank.

Commission File Number of the offering statement:   024-11130

Date of qualification of the offering statement:   March 30, 2020

Date of commencement of the offering: May 1, 2020

Amount of securities qualified to be sold in the offering: $270,000

Amount of securities sold in the offering:    $0.00

Price per security: $ 50.00

The portion of aggregate sales attributable to securities sold on behalf of the issuer: $ 275,000

The portion of aggregate sales attributable to securities sold on behalf of selling securityholders: $ 0

Fees in connection with this offering and names of service providers:

	Name of Service Provider	Fees

Underwriters:	N/A	$0.00

Sales Commissions:	N/A	$0.00

Finders’ Fees:	N/A	$0.00

Audit:	Dean Dorton Allen Ford, PLLC	$0.00

Legal:	Frost Brown Todd LLC	$0.00

Promoters:	DALMORE GROUP, LLC	$17750.00

Blue Sky Compliance:	N/A	$0.00

CRD Number of any broker or dealer listed: 136352

Net proceeds to the issuer: $ 257,250

Clarification of responses (if necessary): Reflects offering as of December 31, 2020, before modification in Post-Qualification Amendment No. 2 filed April 13, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

Commonwealth Thoroughbreds LLC

(Exact name of issuer as specified in its charter)

Delaware	84-2528036
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1450 N Broadway Lexington, KY 40505

(Full mailing address of principal executive offices)

(415) 730 9946

(Issuer’s telephone number, including area code)

www.joincommonwealth.com

(Issuer’s website)

Series LLC Interests*

(Title of each class of securities issued pursuant to Regulation A)

(*Certain Series LLC Interests are qualified but not yet issued under Reg. A)

Use of Terms

Except as otherwise indicated by the context and for the purposes of this Annual Report on Form 1-K only (the “Annual Report”), references in this Annual Report to “we,” “us,” “our,” “Commonwealth Thoroughbreds,” “our company,” or the “Company” refer to Commonwealth Thoroughbreds LLC, a Delaware series limited liability company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Annual Report includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of the Company, Commonwealth Markets, Inc. (the “Manager”), each series of the Company and the Commonwealth Platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards, and interpretations). These forward-looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Annual Report are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither the Company nor the Manager can guarantee future performance, or that future developments affecting the Company, the Manager or the Commonwealth Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks, including the following:

●	Investing in Thoroughbreds is a speculative venture and highly susceptible to changes in market conditions.
●	Injury, infertility, or death of a Thoroughbred in which our Series owns an interest could diminish revenue and net asset values.
●	Initially there will be no public market for the resale of the Units, and no such public market may ever develop.
●	Subscribers must be eligible to be licensed to own racehorses if licensure may be required by state racing commissions.
●	Lack of diversification.

These risks and uncertainties, along with others, are also described under “Risk Factors” in the Offering Circular included in our Form 1-A Offering Statement. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ITEM 1. BUSINESS

Explanatory Note

The Company originally filed its initial offering statement on Form 1-A on October 16, 2019 (the “Offering Statement”). The Offering Statement, as amended by pre-qualification amendments, was qualified by the U.S. Securities and Exchange Commission (the “SEC”) on March 30, 2020. Since that date, one post-qualification amendment to the Offering Statement has also been qualified by the SEC, on April 8, 2020 (“Post-Qualification Amendment No. 1”). The Company filed a post-qualification amendment on April 13, 2021 (“Post-Qualification Amendment No. 2”), which has not yet been qualified by the SEC.

Two series of the Company have already been offered as of this date by the Company under the Offering Statement, as amended and qualified. However, only Series OL2018 will continue to be offered and sold by the Company. The offering of units in Series TF2019 has been terminated. The Company did not solicit, and received no subscriptions for Series TF2019 units, choosing to focus on the Series OL2018 offering. Post-Qualification Amendment No. 2 will add Series Country Grammer, which will be available following the qualification of such amendment.

The Series already qualified, or pending qualification, under the Offering Statement are as follows:

Series Name	Horse Name	Qualification Date:	Status
Form 1-A
Series OL2018	Biko	March 30, 2020	Ongoing
Series TF2019	Timido Filly	March 30, 2020	Terminated(1)
POS-AM #2
Series Country Grammer	Country Grammer	- -	Upcoming

(1)	The offering of units in Series TF2019 has been terminated. The Company did not solicit, and received no subscriptions for Series TF2019 units.

Overview

Commonwealth Thoroughbreds LLC is a Delaware series limited liability company formed on June 12, 2019. The Company’s manager is Commonwealth Markets Inc., a Delaware corporation formed on January 10, 2019.

As described in greater detail in the “Thoroughbred Industry” section beginning on page 15, the racing sector of the horse industry, which includes the Thoroughbred industry, had an estimated impact on the United States economy of $36.6 billion in 2017. Historically, participation in racing and breeding Thoroughbreds has been largely limited to wealthy individuals, due to the substantial financial investment required.

The Company aims to provide horse racing enthusiasts with the opportunity for greater involvement in the sport by enabling them to acquire a diversified portfolio of equity interests in Thoroughbreds and equine assets through the Commonwealth Platform.

Our principal objective will be to acquire and manage Thoroughbreds with the pedigree, conformation, and athletic potential to compete successfully, thereby creating opportunities to generate revenue, provide long and short-term capital appreciation, and ultimately distribute Free Cash Flow to equity investors in the underlying equine assets. “Free Cash Flow” is defined as the net income (as determined under U.S. GAAP) generated by the Series plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the Series Asset. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

The Company aims to make ownership opportunities in Thoroughbred racing available to a significantly larger number of participants than was previously possible. Breeders, racetracks, and professionals in the Thoroughbred racing industry will benefit from greater public interest and participation in horseracing, leading to more races, higher betting handle and purses, and greater attendance. Thoroughbred breeders and owners will benefit from greater liquidity, and potentially lower transaction costs and greater transparency, as compared to traditional methods of conducting Thoroughbred asset transactions.

Business of the Company

The Units represent an investment in a Series of the Company and thus indirectly in the underlying Thoroughbred assets held by that Series. They do not represent an investment in the Company or the Manager.

In January 2020, the Company acquired a 75% interest in Biko, with the seller retaining a 25% interest. The interest in Biko will be transferred to Series OL2018 at the first closing of the Series OL2018 offering. We do not intend for Series OL2018 to acquire any assets other than its interest in Biko.

The Company will have the exclusive right to manage Biko as long as it holds a majority ownership interest. All expenses relating to boarding, care and training incurred from October 10, 2019 onward will be borne in accordance with the ownership percentages of the co-owners. All co-owners will be listed in the track program and the Daily Racing Form for races in which Biko is entered, and all purses, bonuses, payments, and awards earned by Biko will be allocated among the co-owners in accordance with their ownership percentages.

Biko is currently being boarded at Tampa Bay Downs in Tampa, Florida. The Manager anticipates that Biko will resume training with Graham Motion, trainer of 2011 Kentucky Derby winner Animal Kingdom, and race as the three-year old in 2021.

In February 2021, the Company has acquired an option to purchase up to a 30% undivided interest in Country Grammer, with the seller, WinStar Farm LLC, retaining a 70% interest. The option will be exercised in part by Series Country Grammer upon each closing of the Series Country Grammer. Country Grammer is currently being trained by Bob Baffert in preparation for his four-year old campaign in 2021. We do not intend for Series Country Grammer to acquire any assets other than its interest in Country Grammer.

Series Country Grammer will acquire a minority interest in Country Grammer with no management rights. All expenses relating to the boarding, care, and training of Country Grammer will be borne in accordance with the ownership percentages of the co-owners. All purses, bonuses, payments, and awards earned by Country Grammer will be allocated among the co-owners in accordance with their ownership percentages.

While the Manager may pursue opportunities from any sector of the Thoroughbred racing and breeding business and may acquire interests in Thoroughbreds of any pedigree or racing level, it intends to concentrate on the upper echelon (allowance and stakes races) within the sport. The Company will seek to acquire Thoroughbreds that can race competitively in allowance and stakes races as well as interests in stallions and broodmares that have the lineage to produce foals that can compete at the allowance and stakes level. The Company may own Thoroughbreds wholly or in conjunction with others.

The Company intends to conduct Thoroughbred racing, breeding, pinhooking, sales and other activities through separate Series. In all instances, the Manager will endeavor to manage the Thoroughbreds of each Series in a manner intended to maximize both the earnings capability and value of the Thoroughbred, and the financial return to the Series. Investors may invest in one or more Series, enabling them to participate more directly in the sport and diversify risk by holding fractional interests in several racing Thoroughbreds or other equine-related assets. We expect that the operations of the Company, including the issuance of additional series and their acquisition of additional assets, may also benefit investors by enabling the Series to gain access to experienced trainers with successful records and benefit from economies of scale with respect to certain operational costs.

Initially, the Manager intends to use the proceeds from the sale of Units of each Series to acquire an ownership interest in a single Thoroughbred with the potential, based on lineage, to race competitively. We anticipate these early Series will acquire yearlings and juveniles, who will need up to 18 months to develop and mature before they can generate revenue from racing. The Manager will oversee the development, training, and early racing career of the Thoroughbreds acquired by its Series in accordance with each Series’ Management Services Agreement and the Company’s Operating Agreement.

For future Series, the Manager may acquire Thoroughbreds that are in training or actively racing and can earn revenue without a lengthy development period. The Manager may also employ supplemental strategies to generate distributable Free Cash Flow for investors, including:

●	Buying weanlings or yearlings for resale as yearlings or two-year-olds, a practice known as “pinhooking,”
●	Acquiring stallion shares, and
●	Acquiring interests in breeding programs.

Commonwealth Thoroughbreds is intended not only to be an investment platform, but also a vehicle to experience the lifestyle and culture of Thoroughbred ownership by offering investors opportunities to enjoy the benefits made available to owners at racetracks. Depending on the level of ownership in Commonwealth Thoroughbred series, these benefits may include, among other things:

●	Stable visits to meet your horse and trainer;
●	Access to restricted areas of the track for licensed owners (primarily the paddock and the backside);
●	Access to all Company suites, events, and after-race parties where investors can watch their Thoroughbred race and enjoy the company of other investors and team members;

●	Invitations to the winner’s circle;
●	Owner’s license privileges in certain states; and
●	Concierge-like services provided to participants in stakes races, including complimentary food and drink, seating and other perquisites should the Series have horses competing at that exclusive level.

The Commonwealth Platform

The Manager, Commonwealth Markets Inc., is a technology and marketing company that operates the Commonwealth Platform and App ("the Platform" or “the Commonwealth Platform”). Through the Platform, horseracing enthusiasts may indirectly invest, through a series of our membership units, in Thoroughbred assets that historically have required substantial financial resources to own. Investors will be able to use the Commonwealth Platform to browse and screen the potential investments and sign legal documents electronically. We intend to distribute the Units of the Company’s Series exclusively through the Commonwealth Platform.

We aim to use the Commonwealth Platform to:

●	Democratize the ownership of Thoroughbred racehorses and allow more fans to experience the excitement, perks, and benefits of ownership of top-tier competitors at a fraction of the historical cost;
●	Provide users with a premium, highly curated, engaging experience through opportunities to interact with the Thoroughbred, trainers, and jockeys and as well as exclusive on-track experiences;
●	Increase interest in horse racing generally, and provide an opportunity to share in a portion of the financial gains that the ownership of Thoroughbreds and equine assets can create;
●

Provide access to a broader range of equine assets for investment and opportunities for portfolio diversification and potentially greater liquidity for their Units (although there can be no guarantee that a secondary market will ever develop or that appropriate registrations to permit such secondary trading will ever be obtained); and

●

Provide purchasers and sellers with greater market transparency and insights, lower transaction costs, potentially greater liquidity, a seamless and convenient acquisition process, portfolio diversification and the ability to retain minority equity positions in assets via the retention of equity units in offerings conducted through the Commonwealth Platform.

Through the Commonwealth Platform, investors can view a detailed profile of each series of units. Within the Commonwealth Platform experience, investors can also view:

●	Investors’ amount of investment in each series of units;
●	Written overview of each horse’s family;
●	Full pedigree of each horse, with insights;
●	Photo and video gallery;
●

Detailed write up on each horse that outlines why Commonwealth and its partners selected the horse, why we believe it has the potential to be a successful racehorse and any other information that helps an investor make an informed decision. This section may also contain comments from bloodstock agents, trainers, and other industry professionals;

●	Offering details of each series of units; and
●	Offering Statement, including the Offering Circular, its exhibits, and appendices.

The Manager

The Operating Agreement designates the Manager as the managing member of the Company and each series of its units. The Manager will generally not be entitled to vote on matters submitted to the unit holders. The Manager will not have any distribution, redemption, conversion, or liquidation rights of any series by virtue of its status as the Manager.

The Operating Agreement further provides that the Manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any series of units or any of the unit holders and will not be subject to any different standards imposed by the Operating Agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the Operating Agreement provides that the Manager will not have any duty (including any fiduciary duty) to the Company, any series or any of the unit holders.

If the Manager resigns as managing member of the Company, the holders of a majority of all units of the Company may elect a successor managing member. Holders of units in each series of the Company have the right to remove the Manager as manager of the Company, by a vote of two-thirds of the holders of all units in each series of the Company (excluding the Manager) if the Manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a series of units or the Company. If so convicted, the Manager must call a meeting of all the holders of every series of the Company’s units within 30 calendar days after the non-appealable judgment at which the holders may vote to remove the Manager as manager of the Company and each series. If the Manager fails to call such a meeting, any unit holder will have the authority to call such a meeting. If removed, the Manager will be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve the Company (and therefore the series), the liquidation provisions of the Operating Agreement will apply. If the Manager is removed as manager of the Company, it will also immediately cease to be manager of any series.

The Manager and Company executives have relationships with executives and high-ranking individuals at the Thoroughbred industry’s most well-known breeding farms including: WinStar Farm, Claiborne, Spendthrift, Stonestreet, Lane’s End, Calumet, and Hill ‘n’ Dale.

The Manager and Company executives are focused on building and sustaining relationships with industry leading bloodstock agents. Currently, the Company has relationships with bloodstock agents known for selecting top race prospects including Kentucky Derby winners, Breeder’s Cup winners and Graded Stakes winners.

Advisory Board

The Manager is in the process of establishing an Advisory Board consisting of members of the Manager’s expert network and additional advisors. We plan to build the Advisory Board over time and are in advanced discussions with various professionals in the Thoroughbred industry. We have already established an informal network of expert advisors who can support the Company in acquisition of Thoroughbreds, valuations, negotiations, training and racing schedules, and breeding matters.

The Advisory Board’s role will be to support the Company and the Manager and be available to provide guidance to the Manager with respect to the following matters:

●	The strategy and progress of the Company;
●	Material conflicts of interest that arise, or are reasonably likely to arise between the Manager, the Company, a series, or a Unit Holder;
●	Material transactions between the Company or a series and the Manager or any of its affiliates, another series, or a Unit Holder, other than for the purchase of Units;
●	The appropriate levels of annual insurance costs and other operating expenses specific to each Thoroughbred asset; and
●	Selection of trainers, bloodstock agents, veterinarians, and other service providers to be appointed by the Manager in respect of Thoroughbred assets.

Further, the Advisory Board will consult with and support the Manager in the following areas:

Bloodstock Selection: Advisory Board members may review and comment on bloodstock recommendations made by bloodstock agents at public auctions, breeding farms and purchases from other syndication groups.

Racing Management: Advisory Board members may recommend trainers, review racing plans, and make recommendations to further strengthen our racing strategies.

Breeding & Sales: Advisory Board members may provide recommendations when considering the sale of horses for breeding purposes or when entertaining offers to buy horses during the horses’ racing career.

Industry Relationships: Advisory Board members may assist in creating and developing strategic industry partnerships that benefit the Company and promote our interests. (e.g., racetrack partnerships, industry media, breeding farms and bloodstock agents).

Investment, Regulatory and Finance: Advisory Board members may provide advice with regard to navigating and optimizing the regulatory and financial markets to best position the Company and any subsidiaries for success.

The Members of the Advisory Board will not be managers or officers of the Company or any series and will not have fiduciary or other duties to the Unit Holders of any series.

Asset Selection and Acquisition

We plan to work with qualified bloodstock agents, owners, breeders, trainers, and partners to identify and acquire a range of assets including yearlings, two-year-olds and Thoroughbreds of racing age. Target acquisition costs will fall between $70,000 and $250,000 for all or a fractional ownership interest. We will select Thoroughbreds from top-tier auctions, private ownership and breeding farms based on pedigree, conformation and, for horses two years old and older, when available, under tack workout or breeze times and race results.

Selection Criteria

Pedigree. Pedigree is a strong determinant of future success on the track and future commercial values for breeding. Preference will be given to horses with proven pedigrees, where both the sire, dam and siblings of the horse have successful records (past racing performances of merit) on the racetrack and in the breeding shed. The Manager will track current market trends to identify top stallions and top broodmare sires and will look to align these pedigree crosses (or “nicks” as they are often referred to in the bloodstock world) whenever possible.

Conformation. Many factors determine a horse’s ability, including but not limited to breeding, training, mental fitness, and disposition. Analysis of conformation will be used to guide the selection team’s assessment of a Thoroughbred’s potential ability. This will help improve the odds of finding a successful racehorse. Biomechanics, heart scans, detailed gait analysis and endoscopic exams will be used to identify positive physical characteristics and rule out limiting physical characteristics that could make a horse more prone to injury, less athletic, etc.

Under Tack Times and Past Performance. Under tack times indicate a two-year-old’s running ability, running style and overall performance, as well as a metric for comparative analysis against horses of the same age. For Thoroughbreds of racing age, we will also use past performances, race replays, videos of workouts and other data to evaluate the horse’s ability, running style and future potential.

Physical Examination. Each Thoroughbred will undergo pre-purchase and post-purchase physical examinations conducted by a veterinarian. The examination may include but will not be limited to:

●	Basic walking examination;
●	Soundness and health of hoof structures;
●	Skin and body evaluation to identify previous injuries or surgery that could indicate structural or internal health issues, or which might adversely affect the horse’s future value or performance;
●	Oral cavity exam to look for any abnormalities that may affect future training or performance;
●

Optical examination for superficial lesions on the cornea, anterior chamber, and lens. A fundic (or base of the eye) exam should be performed to evaluate the posterior chamber and the optic nerve at the back of the eye;

●

Cardiac exam to detect evidence of any overt cardiac disease (elevated resting heart rate, elevated resting respiratory rate, distended jugular veins, dependent edema, etc.), cardiac murmurs or cardiac arrhythmias;

●	Endoscopic examination to evaluate the functionality and size of the airway; and
●

Full radiographs to identify the presence of developmental orthopedic disease (age, breed and joint specific), osteoarthritis or evidence of “wear and tear,” fractures, chips, and bone remodeling. Pre-sale radiographs are available in the repository of the auction company. Post-sale radiographs will be taken, and soft tissue ultrasonic examinations of tendons and ligaments will be performed as determined to be necessary by the selection team and its veterinarian.

A post-purchase examination is important to detect any issue concerning the physical condition of a Thoroughbred. The conditions of sale of leading auctions may provide buyers with certain rights based on the results of a post-purchase examination. For example, dispute resolution procedures for sales of two-year-olds in training can be triggered if radiographs taken within 24 hours after the auction session and before the horse leaves the sales grounds show evidence of injury or disease of bone structure that did not appear on previous radiographs filed in the repository provided by the auction house. This could result in the renegotiation of the purchase price or the rescission of the sale and a refund of the purchase price.

Training and Boarding

A foal will be boarded at a farm until it has developed sufficiently to commence training. Boarding rates for suckling foals are generally no more $15 per day. Rates for weanlings generally range from $25 to $45 per day. Boarding rates are generally stable, rarely increasing by more than 5% annually. Unanticipated cost increases for hay, bedding, or other items due to external factors may sometimes be passed through to boarding customers.

Thoroughbreds purchased for the Company’s Series and in which the Series holds a controlling interest will be sent to trainers who, in the judgment of the Manager, can best realize the Thoroughbred’s potential. Thoroughbreds purchased as juveniles will be boarded at facilities near the Company’s office in Lexington, Kentucky and may be handled by trainers from the ground under tack to familiarize them with the use of the tack necessary to ride them. During this process they may be ridden in a round pen or paddock to provide them with basic skills until they have matured sufficiently to commence training at a training center or racetrack, usually as a two-year-old.

Each trainer employed by the Series will be an independent contractor and will concurrently be handling Thoroughbreds for other owners. Racetrack based trainers generally are paid approximately $85 to $135 per Thoroughbred per day, plus 10%-12% of the Thoroughbred’s gross winnings. Trainers based at non-racetrack affiliated training centers will generally charge lower “day rates” for initial training or training related to rehabilitation from injury than the rates charged by trainers based at racetracks. Trainers may charge stall rent fees in addition to “day rates” charged for horses located at training centers. In general, training fees are generally stable, with annual increases of more than 5% uncommon.

Racing

Once a Thoroughbred horse reaches the final race preparation stage in its training regime, and while racing, certain additional charges for services associated with racing will be incurred. Charges such as having a lead pony take the horse to the gate, fees to have independent contractors handle the horse on race day, race day medication, transportation, jockey’s fees based either on a percentage of winnings for placed horses (first or second, and in some instances third) or a flat fee pursuant to a set schedule for unplaced horses (referred to as “Jock Mounts” in the vernacular,) trainer’s and stable commissions based on a percentage of winnings will be incurred or assessed. For races other than stakes races, there are no entry fees. For stakes races there are nomination or subscription fees, entry and starting fees and, in some instances, supplementary nomination fees to make horses eligible to compete after the closing deadline for nominations.

Each trainer will employ jockeys, who are generally paid a nominal fee plus 10% of the purse if the Thoroughbred finishes first in the race, 5% for second place finishes or sometimes third, and a standard flat fee for lesser placings. In addition, a barn commission amounting to approximately 2% of the purse is usually paid to the groom and barn help of the winning Thoroughbred. This payment is referred to as a “stake” in the stable vernacular.

Because of competition level variables, the racetracks where the Thoroughbreds will be located and the races into which they will be entered will be selected based upon the recommendation of the trainer with the input of the Advisory Board and the Manager’s officers.

There is no guarantee that a horse entered in a race will “draw in” and be able to race. Luck can determine if and how many times a horse may run during a race meet. Eligibility and preference of entries are governed by each track’s procedures to maintain a fair and even-handed approach, but horses are routinely excluded from races based upon the random draw in oversubscribed races. In those cases, a horse in such “entered and excluded” status would generally be given priority for entry in a comparable race in the same meet. In addition, trainers would ordinarily have options to race the horse at racetracks in the region. Although as horse may not be able to run as desired during a meet, the possibility that the horse would be excluded entirely from racing even though entered numerous times would be remote.

Sale of Assets

The Manager expects to sell Thoroughbreds owned by its series from time to time in the ordinary course of operations or in connection with the dissolution of a series. The Manager may sell a particular Thoroughbred if the Manager concludes it would be in the best interest of the series to do so, based on the Thoroughbred’s racing performance and market value.

The Management Services Agreement authorizes the Manager to pay reasonable fees and or commissions consistent with industry standards to unaffiliated agencies such as trainers, sales agencies, or consignors upon any purchase or sale of Thoroughbreds by a series. Some trainers may charge a fee or commission for arranging the sale of a Thoroughbred for the Series. Sales agencies and consignors customarily charge a fee or commission on a set or sliding scale for their services in selling Thoroughbreds at public auctions. The Management Services Agreement requires the Manager to comply with state laws regulating private and public sales of Thoroughbred assets.

Breeding Activities

Thoroughbred breeding activities generally include selling stallion shares and stallion seasons (the right to breed a mare to the stallion in a given breeding season) in a Series Thoroughbred, acquiring stallion shares and stallion seasons, and buying, owning, and selling interests in broodmares. The economic results of breeding activity depend to a large extent on the racing performance of the progeny produced, which usually will not be known for at least two to three years. However, breeding assets such as stallion shares may also generate a less volatile and generally more predictable revenue stream than racing activity.

Insurance

The Manager expects to carry mortality insurance (and fertility insurance if applicable) on the Series’ Thoroughbreds and will decide on a case-by-case basis the amount of coverage on a particular Thoroughbred. Generally, a full mortality policy will insure against loss by death caused directly or indirectly by sickness, accident and/or disease. The amount of recovery generally would be the lesser of the insured amount or the last claiming price (if any) the Thoroughbred has been subjected to at the time of the casualty.

If a Thoroughbred owned by the Series enjoys great racing success or its value otherwise increases substantially (which can sometimes occur when a member of the immediate family wins a prestigious race), the Manager may decide not to increase mortality insurance to the level of the animal’s value because of the relatively high cost of the additional coverage.

Operating Expenses

There will be a separate closing with respect to each Offering (each, a “Closing”). Upon the Closing, the Series will be responsible for the following costs and expenses attributable to the activities of the Company related to the Series (together, the “Operating Expenses”):

●

any and all ongoing fees, costs and expenses incurred in connection with the management of the Series Asset, including bloodstock agent commissions, transportation (other than those related to Acquisition Expenses), boarding, training and racing expenses (nomination fees, entry fees, jockey fees, pony fees, etc.), veterinarian fees, farrier charges, feed supplements and medications, physical therapy charges, equipment costs, research and database expenses, periodic registration fees, marketing, security, valuation, and utilization of the Series Asset;

●

fees, costs, and expenses incurred in connection with preparing any reports and accounts of the Series of Units, including any required federal or state securities filings and any annual audit of the accounts of the Series (if applicable);

●	fees, costs and expenses of a third-party registrar and transfer agent appointed in connection with the Series;
●	fees, costs, and expenses incurred in connection with making any tax filings on behalf of the Series;
●	any indemnification payments;
●	any and all insurance premiums or expenses incurred in connection with the Series Asset, including equine mortality or fertility insurance; and
●	any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion.

The Manager has agreed to pay and not be reimbursed for Operating Expenses incurred prior to the Closing. The Manager will bear its own expenses of an ordinary nature, including, all costs and expenses on account of office rental, supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures.

If the Operating Expenses exceed the amount of revenues generated from the Series Asset and cannot be covered by any Operating Expense reserves on the balance sheet of the Series Asset, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the Series (an “Operating Expenses Reimbursement Obligation”), and/or (c) cause additional Units to be issued in the Series in order to cover such additional amounts.

Allocation of Revenue and Expense

To the extent relevant, the Manager will allocate items of expense and revenue that are allocable to a specific series to be borne by, or distributed to (as applicable), the applicable series of units. If, however, an item is not allocable to a specific series but to the Company in general, it will be allocated pro rata based on the value of underlying assets or the number of units, as reasonably determined by the Manager.

Oversight and Governance

The Series will be able to pay a fee or commission to any advisor or other person affiliated with or related to the Manager, Advisory Board member, or any Member only with the approval of the principals of the Manager who are not parties to the transaction and will be fully disclosed to Series owners. In such situations, the Manager may consult with Advisory Board members who also are not parties to the transaction.

Indemnification of the Manager

The Operating Agreement provides that none of the Manager, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the Manager, members of the Advisory Board, nor persons acting at the request of the Company in certain capacities with respect to other entities (collectively, the “Indemnified Parties”) will be liable to the Company, any series or any interest holders for any act or omission taken by the Indemnified Parties in connection with the business of the Company or any Series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The Series will indemnify the Indemnified Parties out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Indemnified Parties with respect to the Company or the Series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The Management Services Agreement

Each Series will appoint the Manager to manage the Company’s breeding and racing operations and the Thoroughbred assets of each Series pursuant to a Management Services Agreement. The services provided by the Manager will include:

●	Preparing a business plan and operating budget and attending to all bloodstock, breeding, and racing matters;
●	Selecting and acquiring in the name of the Company or its Series suitable Thoroughbreds for breeding and racing as well as other equine assets;
●	Developing and implementing short-term and long-term strategies for each Thoroughbred acquired or raised by the Company with the intent to maximize its potential value and appreciation;
●

Securing the services of professional trainers, veterinarians, bloodstock agents and other service providers needed for the proper management, care, breeding and training of the Thoroughbreds in each series;

●	Selecting the breeding and racing incentive programs to which the Thoroughbreds produced or owned by the Company will be nominated; and
●	Providing general administrative services necessary for managing the Company’s breeding and racing business operations, such as bookkeeping, billing, collection, cash management and payment services.

The Management Services Agreement will have an initial term of one year and will renew for additional consecutive one-year terms until it is terminated in accordance with its terms. Either party may terminate the Management Services Agreement at the end of the initial term or any renewal term by providing the other party with thirty days written notice prior to the expiration of the then effective term. The Management Services Agreement will also terminate upon (i) the removal of the Manager as managing member of the Company (and thus all series of the Company’s units), (ii) notice by one party to the other party following the other party’s failure to cure a material breach of the Management Services Agreement or (iii) such other date as agreed between the parties to the Management Services Agreement.

Each series will indemnify the Manager out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as managing member under the Management Services Agreement with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Management Fee

As consideration for managing the Company’s breeding and racing operations and the Thoroughbred assets of each Series, the Management Services Agreement provides that the Manager will be paid a Management Fee equal to 10% of any Free Cash Flow generated by the Series.

The Management Fee will only become payable if and when there are sufficient proceeds to distribute Free Cash Flow to the Unit Holders.

Facilities

The Manager is located at 1450 North Broadway, Lexington, Kentucky 40505. The Manager presently has 2 employees. The Company does not have any employees.

Legal Proceedings

None of the Company, any series, the Manager, or any director or executive officer of the Manager is presently subject to any material legal proceedings.

THOROUGHBRED INDUSTRY

The information included in the following section has been derived from publicly available Thoroughbred industry sources. We have no reason to believe this information is incorrect, but we have not independently verified its accuracy.

Introduction

In 2017, the horse industry contributed approximately $50 billion in direct economic impact to the U.S. economy, and has a direct employment impact of approximately 1 million jobs.1 Additionally, the industry itself contributed $38 billion in direct wages, salaries, and benefits.2

From those direct effects, the horse industry’s contribution ripples out into other sectors of the economy, resulting in an estimated total contribution to the U.S. economy of $122 billion, and a total employment impact of 1.7 million jobs.3

The Thoroughbred industry, a subset of the horse industry, traces its roots back over 300 years to England and its contributions to the economy are significant. Thoroughbred racing, together with Quarter Horse and harness racing, had an estimated economic impact of $36.6 billion to the US economy in 2017 with estimated employment impact of 472,000 jobs.4

The Company intends to focus its efforts on acquiring, racing, breeding, and selling Thoroughbreds with highly sought, commercially attractive pedigrees from established and successful bloodlines.

1 American Horse Council web page (Economics) available at www.horsecouncil.org/resources/economics.

2 Id.

3 Id.

4 Equine Business Association Economic Impact Study available at www.equinebusinessassociation.com/2017-economic-impact-study-u-s-horse-industry/.

Breeding

The Thoroughbred breeding industry is perpetuated by selectively breeding top mares to top stallions to yield top quality racehorses. There is no guarantee that a Thoroughbred, even with the most sought-after pedigree, will be marketable. Conformation flaws, inherent physical fragility, injury, death, or health issues can and often do render a well-bred Thoroughbred completely valueless. The Thoroughbred breeding industry is concentrated largely in central Kentucky with the majority of top-quality broodmares and stallions located in and around Lexington, Kentucky. However, in recent years regional markets, fueled by breeders’ incentive programs and corresponding higher purses (some supplemented by revenues from alternative forms of gaming) in New York, and Florida and elsewhere are exerting a stronger influence on the breeding of high-quality Thoroughbreds. In North America, stallions are bred to broodmares from mid-February to the end of June of each year. The gestation period for a broodmare (a female horse capable of bearing offspring) is approximately eleven months. Thus, most foals in the United States are born between early January and the end of May.

Thoroughbred Sales at Public Auction

The majority of Thoroughbreds are sold at public auction. As the most transparent and efficient market of Thoroughbreds, auction statistics are the traditional barometer for the value of Thoroughbred bloodstock. North American Auction averages for yearling Thoroughbreds (a traditional economic barometer used in the Thoroughbred business) have increased from around $40,000 in 2010 into the $78,000 range in 2019 before backing down to around $62,000 in 2020. The commercial market for Thoroughbred bloodstock, however, has been cyclical. After steady growth throughout the 1970’s, the bloodstock market increased sharply in the early 1980’s, followed by sharp declines in the mid-1980’s, the early 1990’s and again during the latter part of the first decade of the 2000’s.

The average prices paid for Thoroughbreds sold at public auction in North America in the 21st century have increased over time, peaking in 2018, after significant declines in 2007-2010. Thereafter, the Thoroughbred yearling market (and the overall Thoroughbred market in general) has experienced a slow, but somewhat erratic growth in yearling sales averages and medians, albeit with significantly reduced numbers of horses offered. The North American foal Crop in 1984 was in excess of 50,000 newborn foals, but volume has steadily declined to 19,677 registered foals in 2020. Although total receipts for public sales of Thoroughbred horses exceeded one billion dollars (U.S.) each year from 2004 through 2007, total receipts from public sales decreased to $941,320,193 in 2008, a drop of 23.8% from 2007 totals. Totals in recent years have reached levels just above one billion dollars with a total of all Thoroughbred auction revenues reaching $1,087,528,402 in 2019 before pulling back approximately 26% to a total of $805,203,467 in the Covid 19 interrupted 2020 auction year.

The primary Thoroughbred auctions are conducted by sales companies such as Keeneland, Fasig-Tipton, Barretts and Ocala Breeders Sales, and are held primarily in Kentucky, Florida, New York, Maryland, and California. Auction companies such as these earn a sales commission between 4.5% and 5% on the horses they sell at public auction. The sales held by The Keeneland Association, historically the leading sales company for elite level Thoroughbreds, are considered a measure of industry health due to the large volume and variety of Thoroughbred yearlings sold there. Fasig-Tipton’s standing in the market has increased following its acquisition in 2008 by a firm backed by Dubai’s ruling family.

Weanling Auctions

Selling a horse as a weanling presents the breeder’s initial opportunity to generate revenue. Public auctions for weanlings occur from October through the following January. The gross sales of all weanlings in 2020 totaled over $51.6 million, down 27.5% from $71,236,078 in 2019.5 This decrease followed an increase in gross sales from $61.1 million in 2016 to $79.26 million in 2018, an increase of 30.4%. Gross revenue from weanling sales in North America had increased during the two years (2017-2018) prior to the downturns in 2019 and 2020. The average sale price of $51,674 in 2020 represented a 48% decrease from the record average price of approximately $100,000 in 2006.6

Yearling Auctions

Yearling sales are traditionally where breeders sell their produce. Public auctions for yearlings occur throughout the country from July through October. In 2020, approximately 43.5% (8,575) of all registered yearlings bred (19,677) were offered for sale and 6,355 (32.2%) were sold at public auction.7 The gross sales of all yearlings in 202018 totaled over $395.4 million, down 28.2% from over $551.4 million in 2019. This figure followed a decline of 4.2% in 2018.8 The yearling sales market is concentrated in Kentucky where approximately 50% are sold at public auction. There were approximately 45 other public auctions are held in 2020 throughout North America for the sale of yearlings.

Of the yearling sales, the Keeneland September yearling auction is the largest auction and draws buyers from around the world. The 2020 Keeneland September yearling auction resulted in gross revenues of $248.65 million for the 2,474 horses sold, with the average per yearling down 25% from 2019 figures. The 2019 Keeneland September yearling auction yielded gross revenue of approximately $372.3 million for the 2,974 Thoroughbreds sold. The gross revenue figure decreased by 33.2% from the total reached in 2019 of approximately $372.3 million.9 The number of Thoroughbreds sold in 2020 decreased 16.8% to 2,474 sold from the previous year number of 2,974 sold at the 2019 Keeneland September auction.10 The average price (mean) per yearling at the 2020 Keeneland September yearling auction was $100,509, which represented a 25.0% decrease from the 2019 average of $125,201. The median price was $39,500 in 2020, which represented a 14.95% decrease from $47,000 in 2019.11

Overall, the North American yearling market in 2020, with about 6,350 sold (including “short” yearlings sold in January and February), experienced an 28.3% decrease in gross sales. The average sale price for a yearling decreased 20.3% to $62,229.12 At the 2020 Fasig-Tipton Selected Yearling Sale held in September 2020 due to the Covid19 delays, 348yearlings changed hands (about 5.4% of the anticipated overall market in 2020) with an average price of $177,486 (an increase on average of 2.7% from 2019 figures (all three Fasig Tipton yearling sales combined.))13

5 The Blood-Horse Auction Review.

6 Id.

7 Id.

8 Id.

9 Id.

10 Id.

11 Id.

12 Id.

13 Id.

The yearling and two-year-old markets have become much more international in recent years with horses bred in the U.S. often being offered in foreign markets. In fact, after not reaching his reserve at a yearling auction in the U.S., War of Will, 2019 Preakness Stakes (G1) winner, was purchased by a U.S. based bloodstock agent for approximately $300,000 at the Arqana May two-year-old in training (or “breeze up” sale as it is referred to in Europe) in France, repatriated to the U.S. and campaigned in the Triple Crown series.14 In addition to the U.S. and European markets, Australia, New Zealand, South Africa, England, Ireland and Japan have active yearling and two-year-old auctions offering racing prospects that often end up competing at U.S. racetracks.

Two-Year-Old Auctions

Public auctions for two-year-old Thoroughbred racing prospects take place from February through June of each year in warmer locales favorable to training. The major two-year-old sales are held in Florida, Maryland, California, and Kentucky. In 2020, two-year-old sales figures indicate that the gross sales were down 38.2% and averages were down 26.7% from 2019.15 The average price in 2019 was $89,614, a slight increase of less than 1.0% from 2018 figures.16

Broodmare Auctions

The number of broodmares sold at public auction in North America during 2020 was 2,763 (about half the number of broodmares sold (5,5286) in 2006), which was the second highest number of broodmares ever sold in a single year at public auction.17 Gross sales proceeds decreased 9.7% from 2019 to $218,253,650, lowest gross sales since 2012.18 The average price for a broodmare in 2020 also declined approximately 2.8% to $78,735.19 Broodmares are usually offered for sale (in foal, barren or maiden) in what are known as breeding stock or bloodstock sales in November and January in the U.S. In January 2020, the Keeneland January Horses of all Ages sale posted a record average of $46,704 per horse with a $15,000 median sale price. There were gross sales of $46,236,600, the second highest gross sales amount since 2008 when the gross reached $70.45 million from a seven-session sale. There were only four sessions in the 2020 sale.20

Private Sales

A substantial private market for Thoroughbreds also exists. Bloodstock agents negotiate the majority of private deals for buyers and sellers. The success of an agent is often predicated on his reputation in the industry and his longstanding relationships with both buyers and sellers. In addition to bloodstock agents, trainers having a horse sold privately while under their care typically will be paid a sales commission of 5% on the gross sales price of the horse.

14 The Blood-Horse online June 5, 2019, “Agent Casse Proud of War of Will’s Accomplishments” by Ron Mitchell

15 Id.

16 Id.

17 Blood-Horse Sales State of the Market, January 28, 2021

18 The Blood-Horse online January 15, 2021; Keeneland 2021 January Horses of all ages Sales Results-Overview.

19 Id.

20 Id.

Marketplace and Competition

The major markets for Thoroughbreds include the nationwide racing circuit, public auctions, and private sales throughout North America. Most buyers are North Americans, but there are a number of significant international buyers from the Middle East, Europe, the U.K., Australia, and Japan. Several hundred individuals and agencies conduct pinhooking operations in the weanling and yearling markets across the United States, as well as thousands of owners and trainers who purchase weanlings and yearlings to eventually race for their own account. Competitors in the two-year-old market consist mostly of racehorse owners trying to acquire top two-year-olds for immediate racing.

Racing

When a yearling becomes a two-year-old on the second January 1 following its birth, it is eligible to race, although two-year-old races are not usually conducted until April of each year. Early two-year-old races can be as short as two to four furlongs (a quarter to one half of a mile) but are generally five to six furlongs. Two-year-old Thoroughbreds competing in these early races, may later race at distances up to one mile and a sixteenth or beyond. During the early two-year-old season, many young horses prove simply too small or fragile for early racing and are “turned out” for further development. For many Thoroughbred horses, racing careers will not begin until their third or fourth year, when they reach full development.

During its career, a Thoroughbred may run in races at a variety of distances and over a variety of surfaces. A “claiming race” is a race in which any horse running may be purchased at a specified “claiming” price, which is posted as a condition of entry. In “allowance” races, the weight each horse will carry is set by conditions written by the track’s racing secretary, making specific allowances in weights for horses with less impressive past performances and saddling better performing horses with more weight. A “weight for age” race utilizes a standard scale of weights established by The Jockey Club, which are then assigned to horses based upon their age and the month of the year.

The most prestigious and lucrative Thoroughbred races, “stakes races,” sometimes run under “handicap” conditions (whereby the track’s handicapper assigns different weights to the horses based upon their relative perceived ability in an effort to achieve a dead heat result, or in other words to give each horse an equal opportunity to win the race, all other factors being equal). These stakes or handicap races attract the best horses and the most public attention. To participate in these types of races, owners must pay a “subscription” or “nomination” fee or a series of nomination fees well in advance, and an entry fee or “starting” fee at the time of the race. Some stakes races allow supplemental nominations if premium nomination fees are paid for otherwise ineligible horses. These fees may or may not be added to the purse money and may be substantial (as much as $360,000 to supplement to the Breeder’s Cup Classic) with no guarantee that any part of the supplementary nomination will be earned back by the horse supplemented. Failure to draw into a stakes race, however, cancels all fees. The stakes money raised by these fees is often supplemented by state breeders’ association awards, the Breeders’ Cup, the track and by sponsorship.

Wagering and Purses

Currently, at least 38 states have adopted legislation permitting pari-mutuel wagering on horse races. Pari-mutuel handle, or the amount of money wagered, on Thoroughbred racing in the United States and North America, peaked in 2003. U.S. handle in 2003 was $15.18 billion. U.S. and North American handle have decreased by 25.77% and 24.99%, respectively, from 2003 through 2018.21 U.S. and North American handle increased slightly by 3.28% and 3.47%, respectively, in 2018. U.S. handle in 2018 totaled to $11.27 billion,22 an increase due principally to a 4.1% increase in off-track wagering handle.23 Handle is down approximately 7.2% through the first six months of 2019.24

In the United States during 2020, total purses decreased dramatically to 869.8 million, the lowest since 1997, not factoring in for inflation. According to information published by the Jockey Club Information Systems Inc., in 2019, $1.167 billion in purses was distributed in 27,700 races at United States tracks representing a 23.5% decrease in the number of races and a decrease from total purses distributed in 2019.of 25.53%25 Average purse per race decreased approximately 2.7% to $31,400 in 2020 from $32,257 in 2019. If purse levels remain constant and the number of runners and races continues to decline due to shrinking foal crops, then the recent trends may continue. The overall trend in purses, however, can be attributed to the decline in the number of races and increased revenue from video lottery terminals, historic horse racing wagers and table games (or “Alternative Gaming”) at racetracks.

Several other sources of revenue support purse-earning opportunities for Thoroughbreds. The sport now has two 24-hour cable channels devoted to it, Horse Racing TV (“HRTV”) and TVG, owned by the British company Betfair Group Ltd. (“Betfair”), an online betting exchange that has been successful in Great Britain and around the world. While betting exchanges (online markets where individuals can act as both bettors and bookmakers with one another) are currently only legal in the United States in New Jersey (which saw Betfair suspend its operations in 2020 due to lower than anticipated handle), more states may authorize online betting exchanges in the near future. In May 2018, the U.S. Supreme Court, adjudicating a case brought before it by the State of New Jersey, struck down a law prohibiting sports gaming in the United States, allowing individual states to pass legislation allowing this form of gambling. To date, Colorado, Louisiana, Maryland, Michigan, New Hampshire, New Mexico (Pueblo of Santa Ana tribe only,) Oregon, Tennessee, Montana, Iowa, Indiana, Illinois and New Jersey, Nevada, Mississippi, Pennsylvania, Virginia, West Virginia, Rhode Island, New York (limited to upstate New York casinos in-person only), Arkansas and Delaware either offer sports wagering or have legislation in place to implement sports wagering.26 Further developments that enhance these potential sources of revenue and allocate a portion to the racing industry could have a positive impact on purses.

Advance deposit wagering (“ADW”) from simulcasts of live racing transmitted from multiple tracks to viewing outlets is another important source of purse revenue. The Interstate Horseracing Act of 1978, as amended, vests in horsemen’s groups at the host tracks the power to withhold consent to the transmission of the signal unless the horsemen receive a fair portion of the ADW revenue. In 2008, when eighteen tracks and the Thoroughbred Horseman’s Group (the “THG”), an entity representing horsemen from those tracks, could not agree on appropriate rates to charge for the signals, THG withheld its consent. As a result, Churchill Downs and other affected tracks were unable to send their signals to simulcast outlets and ADW companies during their live meets, exclusive of certain races for which there were pre-existing agreements. This reduced handle from all sources at several tracks and led the tracks to announce purse reductions (and in one case, suspension of racing) due to the anticipated loss of revenues. Churchill Downs filed suit alleging that the THG violated antitrust laws by forming a compact to “fix prices” for simulcast signals (television and video feeds for computer access to live racing) in restraint of trade. The parties subsequently settled the lawsuit and agreed upon a new rate structure. However, the episode illustrated that a prolonged period without ADW revenue would adversely impact purses at many North American racetracks.

21 The Jockey Club 2018 Online Fact Book.

22 The Jockey Club 2019 Online Fact Book.

23 Id.

24 www.astarthor.com/blog/asexpected-pari-mutuel-handle-drops.

25 The Jockey Club 2019 Online Fact Book.

26 www.legalbettingonline.com.

In recent years, many states have authorized the use of Alternative Gaming at racetracks. Revenues from Alternative Gaming have been a significant new source of purse revenue. Several major racing jurisdictions have considered or passed legislation to enable those states to conduct alternative forms of gaming such as the operation of video lottery and historical racing terminals or slot machines at racetracks. Florida has enacted such legislation, limited to certain counties by local option ballot initiatives, and such gaming is being conducted at multiple locations with mixed economic results. Similarly, in 2005, New York authorized Alternative Gaming at several locations. To date, the authorized gaming at the New York Racing Association’s Aqueduct Racetrack has had a significant positive economic impact on Thoroughbred purses and operators. Pennsylvania has approved up to six licenses for alternative forms of gaming, which have been allocated and operational since 2007. Other jurisdictions with Alternative Gaming include Delaware, Indiana, Iowa, Louisiana, New Mexico, and West Virginia.

To date, the Kentucky legislature has failed to approve casino-style Alternative Gaming at racetracks, but present has a Senate Bill pending to redefine pari-mutuel wagering to include Historical Horse Racing (“HHR”) which has significantly added to purses and racetrack re-development in Kentucky and Arkansas. HHR is being considered in other states in recent years. California also has yet to approve on-track Alternative Gaming despite the intense competition its racetracks face from full casino style gaming at Indian reservations throughout the state. Online gaming is now available in at least eight states, including online poker, sports betting, casino style gaming and lottery games. These competing forms of gaming could adversely impact wagering handle on racing.

If more states do not protect horse racing from competition from Alternative Gaming and online gaming or approve Alternative Gaming at racetracks, purse revenues may decline. Conversely, should additional jurisdictions approve such legislation and fully develop Alternative Gaming facilities, purses in those states could increase significantly. If states, however, amend their enabling legislation to divert Alternative Gaming revenue from supporting Thoroughbred racetracks, purses would be adversely affected. Purse funds in West Virginia have already been tapped by the state government as a source of money to stabilize a troubled workers’ compensation fund.

Stallion Share/Stallion Ownership

Ownership of shares in syndicated stallions entitles the owner to certain rights to breed either the owner’s mares or mares owned by third parties to the stallion and to bonus pool revenues generated by the sale of “bonus nominations” – additional rights to breed the stallion. Usually, syndicates consist of from 36-60 shares (sometimes referred to as “fractional interests”) owned by multiple owners, normally a mixture of individuals, farms, and other entities. The syndicate manager, usually an entity associated with an established commercial breeding farm, has a fiduciary duty to the syndicate members to manage the stallion to maximize its potential in the marketplace, to enhance or maintain the value of the stallion, and to generate revenues to pay the expenses of the syndicate and to make distributions to the syndicate members as set forth in the syndicate (co-ownership) agreement.

Ownership of a stallion share usually entitles an owner to one or two regular nominations (sometimes simply referred to as “seasons” which in effect is the right to breed one mare to the stallion as many times as is reasonably necessary to obtain a pregnancy during a given breeding season) and often a bonus nomination every year, every other year or every third year, as the syndicate agreement provides, on a rotating basis with other share owners. The allocation of bonus nominations is in the discretion of the syndicate manager and can be limited if the stallion is injured, is out of service due to sickness or disease, or is physically unable (usually due to advanced age or semen quality issues) to impregnate mares in large numbers. A stallion share owner may elect to sell both regular and bonus nominations through either private sale, public auction (generally, very limited and almost always subject to the consent of the syndicate manager), or by offering the nominations to the syndicate manager to sell at the farm. Another available option is to sell the contract at a discount (usually in the 75-85% of live foal stud fee range) to a company in the business of factoring such contracts for the immediate payment of cash without further risk of loss.

In response to increases and declines in auction prices for yearlings, most major commercial breeding farms will raise or lower stud fees. Reductions and increases of as much as 20-25% are common in all price ranges of stallions offered for breeding in 2019, depending on market demand and the performance of the stallion’s progeny at the racetrack or his in-foal mares and offspring selling at public auction. Increases and decreases in stud fees can affect the value of stallions, as there is a direct correlation between available stud fee revenue, stud fees actually paid and the overall value of the stallion. Commercial breeding farms may resort to alternative arrangements to ensure mares are attracted to the stallions standing at their respective farms. Some farms are offering breeders incentives, guarantees on sales (stud fee will be no more than the sale price if the progeny of the stallion fails to bring an amount equal to the stud fee), the option to convert a “stands and nurses contract” to a “foal share” arrangement, or the option to pay the stud fee out of the proceeds of sale (essentially interest free financing of the stud fee for up to 30 months). These stallion management strategies can affect anticipated cash flow and asset values of stallions held for appreciation and revenue generation and may have an overall negative or positive affect on the projected revenues and values of the Company’s stallion share portfolio, if any.

Shares in syndicated stallions are available in various price ranges and multiples of stud fees (a common measure of value in the marketplace), since the market demand for stallions varies widely based upon commercial success at the industry sales events and success at the racetracks. Another factor is the stallion’s fertility and libido, which determines the size of the book of mares the stallion may reasonably service in a given breeding season. Stallion books range from a modest 50 mares (or less) to more than 200 mares in the Northern Hemisphere breeding season.

The Southern Hemisphere breeding season begins in August. Some stallions also shuttle to the Southern Hemisphere (primarily South America and Australia, but also to South Africa or New Zealand) either on a lease basis or to stand at an affiliate of the syndicate manager for the benefit of the stallion share owner. They may breed a similar number of mares in the Southern Hemisphere season, but the stud fees are usually reduced by 35%-50% depending upon the location of the stallion and the demand for his services. There are additional costs to the syndicate for transportation and quarantine that are incurred when shuttling stallions. An alternative used less frequently, but with some economic success, however, has North American stallions breeding Southern Hemisphere based mares (or those to be transported to the Southern Hemisphere after breeding) during the Southern Hemisphere breeding season while remaining at their Northern Hemisphere homes.

Colts successful in graded stakes races often are targeted as stallion prospects by major commercial breeding farms. As these horses establish their ability on the racetrack, breeding farms are making assessments of pedigree, conformation, and commercial appeal of the crop of colts racing to determine if they represent viable commercial stallion prospects fitting their future stallion needs. Usually, the prospective stallion buyer projects what the market is willing to pay for the stallion’s services on a live foal basis for these colts upon retirement. Once the projected live foal stud fee is determined, farms will gauge demand and appraise the stallion prospect based on recouping their investment in three years. In recent years Darley and Coolmore, two of the largest commercial breeding farms and aggressive competitors in the marketplace for stallions, have driven up the price of viable stallion prospects considerably.

The breeding rights often will be acquired before the stallion prospect is actually retired from racing. Some owners prefer to retain some or all of the breeding rights and share the upside potential for a stallion should the prospect prove to be successful in the breeding shed. It is also customary to grant to the trainer of the stallion one or two breeding rights per year. Agents involved in the purchase or sale of stallion prospects may also be awarded lifetime breeding rights as part of their compensation for facilitating the transaction whereby the stallion’s breeding rights are sold or purchased. Other owners of male Thoroughbred racehorse stallion prospects retain only breeding rights (but no liabilities) and otherwise sell the breeding rights outright upon retirement of the colt. Revenue generated by ownership of proven or unproven stallions varies as stud fees are routinely adjusted based initially upon sales results and then upon racing performance of the stallion’s progeny.

Share ownership in commercially proven stallions can be lucrative. Investment in unproven stallions is speculative, and the industry generally accepts that one of ten stallion prospects will ultimately be a commercially viable stallion in central Kentucky. Fortunately, there is a secondary market in other states and foreign countries so that stallion prospects failing to establish commercial viability can be sold or leased to stallion operations in such regional markets or in foreign countries. Insurance is available to cover first year congenital infertility. The continued availability of such insurance is subject to rate variability and to caps on coverage. Not all stallion prospects will be fully insurable for mortality or infertility.

Industry Organizations

The Jockey Club, with offices in New York City and Lexington, Kentucky, is the recognized official registry for Thoroughbred horses in the United States. Similar organizations exist in other racing countries throughout the world. The Jockey Club database includes the names of more than 3,000,000 horses tracing back to the late 1800’s. The database also is updated daily to include results of virtually every race in North America and pedigree and racing data from major racing centers throughout the world.

To race in sanctioned races or to register its offspring, a Thoroughbred must be registered with The Jockey Club. Purchasers generally require a Jockey Club Certificate of Foal Registration as a condition of sale. These certificates are now available in electronic form. All the Company’s Thoroughbreds will be registered with The Jockey Club.

The National Thoroughbred Racing Association (“NTRA”) was established in April 1998 by a coalition of Thoroughbred industry interests including owners, trainers, racetracks, horsemen’s groups, jockeys, off-track betting facilities and breeders’ sales companies. At the time, the Thoroughbred industry faced challenges such as declining revenue growth and attendance, an aging fan base and increased competition from new gaming alternatives and other nationally marketed sports. The mission of the NTRA is to increase public awareness of Thoroughbred racing, its fan base, total handle, and purses. The main objective of the NTRA is to create a centralized national structure and successfully implement a comprehensive marketing and television strategy for the Thoroughbred racing industry.

The NTRA has launched several extensive marketing and advertising campaigns with mixed reviews from industry participants. The NTRA is not self-funding and depends on industry contributions to continue its operations. In particular, the NTRA depends on the continued support of Churchill Downs and The Stronach Group, the two major operators of Thoroughbred racetracks. Any withdrawal of financial support by a significant group of racetracks, as has been threatened in the past, could compromise the ability of the NTRA to function as a nationally recognized industry association and could have a significant adverse effect on industry unity and continued viability of the Thoroughbred business.

Racetrack Industry

In the late 1990’s, Churchill Downs, Inc. (“CDI”) and Magna Entertainment Corp. (“MEC”) emerged as the two principal national racetrack operators, buying up major racetracks from coast to coast, as well as some smaller facilities. The consolidation trend ended a few years later when CDI sold Hollywood Park in Inglewood, California to developers and sold Ellis Park in Henderson, Kentucky and Hoosier Park in Anderson, Indiana. During the same period, MEC went through a bankruptcy, sold some of its facilities, emerged as a reorganized company and has been transformed into The Stronach Group headed by its founder’s daughter, Belinda Stronach. The two major players are also finding competition from gaming companies that are interested in racetracks authorized to offer Alternative Gaming. Casino operators like Eldorado Resorts, Hollywood Casinos, MGM Resorts, Boyd Gaming, Caesars Indiana Grand and Indian tribes with gaming industry acumen have entered the racetrack business. Smaller racetrack operators like Penn National Gaming, Inc. and Boyd Gaming earning Alternative Gaming revenue at their tracks have shifted focus to become “gaming” companies and have purchased or opened other small facilities authorized to offer Alternative Gaming.

The consolidation in ownership of major racing facilities brought greater continuity and cohesiveness to the industry. CDI and The Stronach Group are still the two principal national racetrack operators and are partners as well as competitors in various racing related ventures. CDI now owns multiple racetrack properties including Churchill Downs (Louisville, Kentucky), Calder Race Course (Miami Gardens, Florida), Fairgrounds Race Course & Slots (New Orleans, Louisiana), Ocean Downs (Berlin, Maryland), Presque Isle Downs (Erie, Pennsylvania), Arlington Park (Arlington Heights, Illinois) and a new harness track soon to be built in Oak Grove, Kentucky. CDI also owns its own account deposit wagering platform, Twinspires.com; its own research database, Bloodstock Research Information Systems; and off-track betting facilities related to its racetrack holdings. In addition, CDI owns United Tote (a totalizator company it uses to process wagers).

The Stronach Group’s Thoroughbred racetrack holdings include Santa Anita Park (Arcadia, California), Golden Gate Fields (Berkley, California) and Portland Meadows (Portland, Oregon). Beyond racetracks, The Stronach Group owns AmTote, a totalizator service provider for the pari-mutuel industry; Palm Meadows, a training center near Boynton Beach, Florida that provides necessary stabling to conduct live racing at Gulfstream Park; XpressBet, an account deposit wagering platform; and Monarch Content Development, LLC, a simulcast purchase, and sales agent for numerous North American racetracks and wagering outlets. Monarch sells horse racing content from its stable of racetracks to a variety of wagering outlets around the world, including racetracks, casinos, off-track wagering facilities, and internet-based wagering companies. Monarch’s current customers include Santa Anita Park, Del Mar, Gulfstream Park, Pimlico, Laurel Park, Golden Gate Fields, Los Alamitos (TB), Portland Meadows, Meadowlands, Monmouth Park, XpressBet and XBNet.

As a result of this consolidation of racetrack ownership, any significant financial setbacks, or other threats to the ongoing viability of CDI or The Stronach Group could have a material adverse impact on the industry as a whole. The Stronach Group’s racetracks have a significant impact on the Thoroughbred industry. Gulfstream Park and Santa Anita conduct major race meets offering lucrative purses for winter racing. In addition, The Stronach Group’s second tier tracks offer significant opportunities in geographic areas not otherwise offering live racing. If any of the racetracks owned by CDI or the Stronach Group cease to operate, it could have an adverse impact on the overall health of the Thoroughbred industry.

Santa Anita Park conducts most Southern California racing in the fall, winter and spring months since Hollywood Park closed in 2009 to be sold and developed as commercial real estate. If Santa Anita Park were also to be sold for real estate development, the Los Angeles area would be without a major Thoroughbred racing and training facility. The end of live Thoroughbred racing in one of North America’s largest metropolitan areas would greatly reduce the sport’s ability to gain exposure in an important market and would also eliminate some of the highest purses in North America. Santa Anita has also experienced a spate of equine fatalities during the 2019 winter race meet. The potential fallout from this pattern of fatalities could provide the impetus for legislation banning or severely limiting horse racing in California. This would have a significant adverse impact on the Thoroughbred racing and breeding business in North America.

Supervision and Regulation

The supervision and regulation of horse racing and pari-mutuel wagering are principally governed by state law, which varies from state to state. A horse racing board or commission is the state governmental authority that oversees horse racing, pari-mutuel wagering, and related activities for the purpose of, among other things, ensuring the integrity of racing within the state. In general, state racing commissions have authority to supervise and regulate the following activities associated with horse racing:

●	The conduct of all horse racing activities at licensed racetracks within the state, including scheduling meets, setting standards for tracks and grounds, and inspecting racing facilities;
●	The conduct of pari-mutuel wagering and the amount of purses, stakes, or awards to be offered;
●	Licensing requirements and procedures and for participation by owners, jockeys, trainers, and others;
●	Oversight of the health and sound racing condition of racehorses;
●	Restricting or prohibiting the use and administration of drugs or stimulants or other improper acts to horses before participating in a race;
●	Maintaining and operating facilities for drug testing;
●	Establishing safety standards for jockeys and racing equipment;
●	Setting minimum fees for jockeys to be effective in the absence of a contract between an employing owner or trainer and a jockey;
●	Requiring racetrack operators to file financial information and a list of their stockholders or other persons holding a beneficial interest in the organization; and
●

Enforcing statutes and regulations governing horse racing, including adjudicatory power to conduct hearings, issue subpoenas and impose penalties for violations, such as suspension or revocation of licenses, fines, and forfeiture of purses.

The National Racing Compact was created as an independent, interstate governmental entity, (the Association of Racing Commissioners International) composed of pari-mutuel racing regulators from participating states, to set standards for individual licenses, accept applications and fingerprints, analyze criminal history information, and issue a national license. The national license is recognized by the 15 compact member states and nine other states that have elected to recognize the national license or the application for the license to a lesser degree.

The National Association of State Racing Commissioners was formed in 1947 to “encourage forceful and honest nationwide control of racing for the protection of the public.” Renamed the Association of Racing Commissioners International, Inc. (RCI) in 1988, the goals of the organization are to facilitate reciprocity in enforcing each other’s official rulings (penalties) and uniform rules and practices. From the beginning, the Association has functioned as a repository and redistribution center for all official rulings by stewards and racing commissioners.

Sales Practices

In three of the four states where a significant percentage of public auctions of Thoroughbreds are conducted, California, Florida, and Kentucky, have enacted statutes governing the documentation of transactions involving horses. (The fourth, New York, has not followed suit.) In general, these statutes require that the purchase or sale of equine assets be accompanied by a written bill of sale signed by both the buyer and the seller or their authorized agent. For purchases and sales made through public auctions, the bill of sale requirement may be satisfied by the issuance of an auction receipt or acknowledgement of purchase generated by the auction house and signed by the buyer or the buyer’s authorized agent.

In response to allegations of unfair and deceptive trade practices, states have begun to enact legislation intended to foster greater transparency in transactions involving equine assets. Florida and Kentucky have enacted laws governing the conduct of agents acting on behalf of buyers and sellers of equine assets. For example, an agent is not permitted to represent both the buyer and seller in the same transaction, unless the agent first discloses the dual representation and obtains the written consent of both the buyer and seller. Similarly, an agent is not permitted to purchase on behalf of a buyer, or recommend that the buyer purchase, any equine asset in which the agent has a direct or indirect interest without the buyer’s prior knowledge and written consent. An agent is also not permitted to receive payments in excess of $500 in connection with the purchase or sale of an equine asset from anyone other than his or her principal, unless the agent and the person making the payment first discloses the payment in writing to both the purchaser and seller, and the agent’s principal consents in writing to the payment. In addition, an agent acting on behalf of a buyer or seller in a transaction involving an equine asset is required, upon the request of his or her principal, to provide the principal with all financial records relating to the transaction.

These laws generally afford a person injured by a violation the right to recover from the violator the difference between the price paid for the equine assets and the actual value of the equine assets at the time of sale, the amount of any undisclosed or unapproved payments made by a third party, and legal fees and expenses.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Commonwealth Thoroughbreds LLC is a Delaware series limited liability company formed on June 12, 2019. The Company’s manager is Commonwealth Markets Inc., a Delaware corporation. The Company aims to provide horse racing enthusiasts with the opportunity for greater involvement in the sport by enabling them to acquire a diversified portfolio of equity interests in Thoroughbreds and equine assets through the Commonwealth Platform, our website and related proprietary application. As of the date of this Annual Report, the Company was offering units in two Series, but has not yet completed an offering and neither Series has admitted investors and acquired equine assets.

Our principal objective will be to acquire interests in Thoroughbreds with the pedigree, conformation, and athletic potential to compete successfully, thereby creating opportunities to generate revenue, provide long and short-term capital appreciation, and ultimately distribute Free Cash Flow to equity investors in the series that hold the underlying equine assets. “Free Cash Flow” is defined as the net income (as determined under U.S. GAAP) generated by the Series plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the Series’ Thoroughbred asset.

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and accompanying footnotes presented in Item 7 “Financial Statements.”

Operating Results

The Company incurred legal, accounting and compliance expenses to set up the legal and financial framework and compliance infrastructure for the marketing and sale of the Series and all subsequent offerings. These organizational expenses totaled $319,395 during the period from the Company’s initial organization on June 12, 2019 through December 31, 2019 (the “Inception Period”) and $87,883 during the year ended December 31, 2020. These organizational expenses were recorded as operating expenses by the Company and as a corresponding capital contribution by the Manager. The Manager will be entitled to receive an organizational fee equal to 3.0% of the proceeds received from the initial offering of each series of units as reimbursement for organizational expenses until the manager has been reimbursed in full.

As a result of operations, the Company incurred net losses of $324,298 for the Inception Period and $138,114 for the year ended December 31, 2020.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $8,017 in cash, and no financial liabilities other than $27,500 of notes payable and $539 of associated accrued interest used to acquire Thoroughbred assets to be assigned to its Series (see Note 2 to the Financial Statements for further detail). As of December 31, 2019, the Company had $2,056 in cash, and no financial liabilities other than a $7,500 note payable and $52 of associated accrued interest used to acquire a Thoroughbred.

From inception, the Company has financed its own business activities and those on behalf of its Series through capital contributions from the Manager or its affiliates. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Units in any individual Series.

Each series will repay any loans used to acquire its underlying asset, plus accrued interest, with proceeds generated from the closing of the offering of the series. No series will have any obligation to repay a loan incurred by the Company to purchase an underlying asset for another series.

Plan of Operations

As of December 31, 2020, our Series had not commenced operations, had not been capitalized, and had no assets or liabilities. We intend for each Series to start operations at the time of the initial closing of its Offering. All expenses related to each Series that have been incurred to date and will be incurred until the closing are the responsibility of the Manager, and responsibility for any assets or liabilities related to each Series will not transfer to the Series until such time as a closing has occurred.

If the maximum amount is raised in the Series OL2018 Offering, a portion of the proceeds will be used to reimburse the Manager for boarding fees incurred before Biko began training. The OL2018 Offering originally budgeted a portion of the offering proceeds to pay these pre-training expenses, but the postponement of major stakes races in 2020 and restrictions on attendance due to the Covid-19 pandemic disrupted our marketing opportunities, and it became necessary for Biko to enter race training in July 2020.

The Company plans to launch additional offerings in the next twelve months. The proceeds from any offerings closed during the next twelve months will be used to acquire additional Thoroughbred assets. We also intend to engage in racing, sales, and breeding activities, the commencement of which will depend on the stage of development and training of Thoroughbreds when they are acquired. We intend these activities will generate revenues for each series to cover, in whole or in part, the ongoing post-closing operating expenses of the series. However, a Thoroughbred racing and breeding business is subject to numerous risks, and there can be no assurance that the Thoroughbred assets of any series will produce sufficient revenue to cover its operating expenses, much less fund distributions to its unit holders. See “Cautionary Statement Regarding Forward-Looking Statements”.

We do not anticipate any series to generate revenues from racing activities before 2021, when Biko resumes racing as a three-year old. A substantial portion of the proceeds from each Offering will be used to establish reserves to cover boarding, training, medical and other operating expenses until such time as the series would be able to generate racing revenue. For additional information regarding the payment of Operating Expenses, see “Business – Operating Expenses.”

Trend Information

For a description of the Thoroughbred industry, including trends that could affect the financial condition and operations of each series of the Company, see the “Thoroughbred Industry” section of this Annual Report, starting on page 15.

ITEM 3. DIRECTORS AND OFFICERS

Manager

The Manager of the Company is Commonwealth Markets Inc. The Company operates under the direction of the Manager, which is responsible for conducting the operation of its business, directing its day-to-day affairs, and implementing our investment strategy. The Manager serves as the “Managing Member” of each series under the terms of the Operating Agreement and the Management Services Agreement of that series.

The Manager will make decisions with respect to all asset acquisitions and dispositions and determine how to manage the Thoroughbred Assets in order, in general terms, to generate revenue, maximize asset value, and evaluate potential sale opportunities, which may lead to the liquidation of a Series. The Manager will be responsible for the development, health, and training of Series Thoroughbreds, including hiring trainers and veterinarians. The Manager and its officers and directors are not required to devote all their time to our business and are only required to devote such time to our affairs as their duties require.

The Company will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager. The Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The Manager may change our objectives at any time without approval of our Unit Holders. The Manager itself has no track record and is relying on the experience of its individual officers, directors, and advisors.

The Manager performs its duties and responsibilities as set forth in our Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Unit Holders. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager include:

Thoroughbred Sourcing and Disposition Services:

●	Define and oversee the overall strategy of Thoroughbred sourcing, training, racing, breeding and disposition;
●

Manage the Company’s Thoroughbred sourcing activities including, creating the Thoroughbred acquisition policy, organizing, and evaluating due diligence for specific acquisition opportunities, and structuring partnerships with breeders, trainers, brokers, and dealers who may provide opportunities to source quality Thoroughbreds;

●	Negotiate and structure the terms and conditions of acquisitions of Thoroughbred assets with sellers;
●	Evaluate any potential Thoroughbred purchase offers from third parties, which may result in Thoroughbred sales or other liquidity transactions;
●	Structure and negotiate the terms and conditions of transactions pursuant to which Thoroughbred assets may be sold;

Services in Connection with an Offering:

●	Create and manage all series of interest for offerings related to Thoroughbred assets on the Commonwealth Platform;
●	Develop offering materials, including the determination of its specific terms and structure and description of the Thoroughbred assets;
●

Create and submit all necessary regulatory filings including, but not limited to, SEC filings and financial audits and coordinate with the broker of record, lawyers, accountants, and escrow agents as necessary in such processes;

●	Prepare all marketing materials related to offerings and obtain approval for such materials from the broker of record;
●	Together with the broker of record, coordinate the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;
●	Create and implement various technology services, transactional services, and electronic communications related to any offerings;
●	All other necessary offering related services;

Thoroughbred Operations:

●	Oversee training, racing, and breeding opportunities by any Thoroughbred assets;
●	Engage service providers for training, racing, and breeding activities of Thoroughbred assets;
●	Allocate revenues and costs related to Thoroughbred racing and breeding activities to the appropriate series in accordance with our allocation policy;
●	Approve potential joint ventures, limited partnerships, and other such relationships with third parties related to Thoroughbred assets.

Unit Holder Relationship Services:

●	Provide any appropriate updates related to Thoroughbred assets or offerings electronically or through the Commonwealth Platform;
●	Manage communications with Unit Holders, including answering e-mails, preparing, and sending written and electronic reports and other communications;
●	Establish technology infrastructure to assist in providing Unit Holder support and services;
●	Determine our distribution policy and determine amounts of and authorize Free Cash Flow distributions from time to time;
●	Maintain Free Cash Flow funds in deposit accounts or investment accounts for the benefit of a Series.

Administrative Services:

●	Manage and perform the various administrative functions necessary for our day-to-day operations;
●

Provide financial and operational planning services and collection management functions including determination, administration and servicing of any expense reimbursement made to the Company or any series by the Manager to cover any operating expense shortfalls;

●	Administer the potential issuance of additional Units to cover any potential operating expense shortfalls;
●

Maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the SEC and any other regulatory agency, including annual and semi-annual financial statements;

●	Maintain all appropriate books and records for the Company and all the series of units;
●	Obtain and update market research and economic and statistical data in connection with the Thoroughbred assets and the general Thoroughbred market;

●	Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
●	Supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;
●	Provide all necessary cash management services;
●	Manage and coordinate with the transfer agent, if any, the process of making distributions and payments to Unit Holders or the transfer or re-sale of securities as may be permitted by law;
●	Evaluate and obtain adequate insurance coverage for the Thoroughbred assets based upon risk management determinations;
●	Provide timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;
●	Evaluate our corporate governance structure and appropriate policies and procedures related thereto; and
●	Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Executive Officers, Directors and Key Employees

The following individuals are the principal shareholders, directors, executive officers, and significant employees of the Manager:

Name	Position	Age	Term of Office
Brian Doxtator	Chief Executive and Chief Financial Officer	37	Since June 2019
Chase Chamberlin	Chief Marketing Officer; Head of Equine Operations	30	Since June 2019

Business Experience and Background of Officers and Directors of the Manager

The following is a brief summary of the background of each director and executive officer of the Manager:

Brian Doxtator, age 37, has over 15 years’ experience at the intersection of strategy, operations, and management at companies focused on innovation and growth industries. His formative years were spent in the fields of mergers and acquisitions (“M&A”) and corporate strategy. First, Brian was as an analyst with Legg Mason’s technology M&A group, where he was responsible for structuring and modeling M&A transactions. While at Legg Mason, he was the sole analyst, and heavily involved in drafting SEC offerings memos, for two lead-managed IPOs. Later, as an associate in the M&A and strategy group for IAC/InterActiveCorp (NASDAQ: IAC), Brian worked with dozens of IAC business units to define long-term strategic objectives, and based on those objectives, Brian would identify opportunities to acquire, invest, and partner with other companies to further IAC’s long-term strategy. Once an opportunity was identified, Brian managed a cross-function team of corporate employees to structure and execute the transaction. During his time at IAC, Brian became an expert on digital business models while working with the company’s 80 owned and operated businesses including Ticketmaster, Match.com, LendingTree, HSN, College Humor and many others.

In 2011, Brian moved on to work in venture-backed startups. From March 2011 through March 2016, he served as Vice President, General Manager (the company’s first non-technical executive) of PlayHaven, a mobile marketing platform for mobile app developers. At PlayHaven, Brian and his staff were broadly responsible for all non-technical functions including revenue, account management, data analysis and optimization, legal, finance, marketing, and board management and fundraising. From 2011 to 2016, the PlayHaven platform was integrated into 80% of the top 1,000 mobile apps in the world and 500 million mobile phones around the world. PlayHaven clients included top app developers Supercell, Disney, EA, King, and several others. Brian was instrumental in growing revenue from $0 to $45 million per year and expanding the team from five to 150 employees with offices around the world. Additionally, Brian helped lead the company through multiple VC-backed fundraising rounds and navigate a merger with analytics platform Kontagent.

From February 2017 through June 2018, Brian served as Chief Operating Officer of Model VR, a virtual-reality hardware and software developer for the entertainment and video game industries. Brian’s responsibilities as Model VR were go-to-market strategy and fundraising.

Since April 2014, Brian has also been serving as the co-founder and Chief Financial Officer of LOHO Bride LLC, a high-end bridal brand with retail stores in Los Angeles and San Francisco and online e-commerce operations.

Chase Chamberlain, age 30, has been involved in the equine industry for more than 20 years. A national champion equestrian in both the United States and Canada, Chase has a deep understanding of acquiring and selecting bloodstock, veterinary care, equine performance management, nutrition, training, and breeding. Since June 2013, Chase has served as an independent equine consultant, in which capacity he has personally been involved in brokering more than $3 million in bloodstock with American and foreign buyers.

Since May 2016, Chase has been a Digital Marketing Strategist and Head of Growth for Epipheo Inc., one of the world’s largest digital video agencies. During his time at Epipheo, Chase has been the leading contributor to the organization’s growth, producing over $25 million in award winning digital brand strategies and content for companies such as Google, Proctor and Gamble, Walmart, Amazon, Red Bull, Fifth Third Bank, Travelers, Nickelodeon, Disney, Microsoft, GlaxoSmithKline and many more. In this role, Chase has been responsible for helping clients large and small clarify complex business problems, architecting digital strategies to solve those problems and aligning the right team of world class creative talent to bring those strategies to life.

From June 2013 through December 2014, Chase worked as the Assistant Director, Business Development and Marketing with Great Nursing Care, Inc. In this role, Chase managed the development of a department and initiative responsible for re-branding, repositioning, and growing the 20-year-old home health care organization, which operates in one of the United States’ most competitive markets. During this time, he led the development of strategic relationships with healthcare providers, insurance networks and other local partners.

Advisory Board

We plan to continue to build an Advisory Board over time and are in advanced discussions with professionals in the Thoroughbred industry. We have already established an informal network of expert advisors who can support the Company in acquisition of Thoroughbreds, valuations, negotiations, training and racing schedules, and breeding matters.

Responsibilities of the Advisory Board

The Advisory Board’s role will be to support the Company and the Manager and be available to provide guidance to the Manager with respect to the following matters:

●	The strategy and progress of the Company;
●	Material conflicts of interest that arise, or are reasonably likely to arise between the Manager, the Company, a series, or a Unit Holder;
●	Material transactions between the Company or a series and the Manager or any of its affiliates, another series, or a Unit Holder, other than for the purchase of Units;
●	The appropriate levels of annual insurance costs and other operating expenses specific to each Thoroughbred asset; and
●	Selection of trainers, bloodstock agents, veterinarians, and other service providers to be appointed by the Manager in respect of Thoroughbred assets.

The Members of the Advisory Board will not be managers or officers of the Company or any series and do not have fiduciary or other duties to the Unit Holders of any series.

Compensation of the Advisory Board

Advisory Board members may be compensated by the Manager; they will not be entitled to compensation by the Company or any series for their services. Members of the Advisory Board may be reimbursed by a series for out-of-pocket expenses they incur for services provided to a series (such as, for example, travel related to the evaluation of a Thoroughbred asset).

Compensation of Executive Officers

The Company currently has no employees, nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the executive officers of the Manager manage our day-to-day affairs, oversee the review, selection and recommendation of acquisition and disposition opportunities, and monitor the development, health, and training performance of acquired Thoroughbreds, consistent with our business objectives. In the future, each of these individuals may receive compensation from Commonwealth Markets for their services, including services performed for us on behalf of the Manager, although they have not received any such compensation to date. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of the Manager

The Manager may receive Management Fees and reimbursement for costs incurred relating to this and other offerings (such as Offering Expenses and Acquisition Expenses) and a Management Fee. Neither the Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of the Units.

The compensation of the Manager from the date of the Company’s inception on June 12, 2020 through December 31, 2021, was as follows:

Name	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.)	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Commonwealth Markets Inc.	Manager	$0	$0	$0

To date, no Management Fees have been paid by any series.

Potential Conflicts of Interest

We have identified the following conflicts of interest that may arise in connection with the Units, in particular, in relation to the Company, the Manager and the underlying assets. The conflicts of interest described in this section should not be considered as an exhaustive list of the conflicts of interest that prospective investors should consider before investing in the Units.

Our Operating Agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the Manager.

Our Operating Agreement provides that the Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our investors and will not be subject to any different standards imposed by our Operating Agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

We do not have a conflicts of interest policy.

The Company, the Manager and their affiliates will try to balance the Company’s interests with their own. To the extent that such parties take actions that are more favorable to other entities than the Company, however, these actions could have a negative impact on the Company’s financial performance and, consequently, on distributions to investors and the value of the Units. The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Payments from the Company to the Manager and its employees or affiliates.

The Manager will engage, on behalf of the Company, with bloodstock agents, consignors, breeders, owners, insurance companies, trainers and other service providers and thus may receive in-kind discounts, for example, reductions in commissions based upon the volume of sales/purchases in a given period of time, commissions paid by breeding farms directly to the Manager for purchasing a season to use in breeding a mare owned by the Company, a reduction in the price or elimination of expense associated with services (e.g. training, transportation, veterinary etc.) provided for Thoroughbreds under the ownership or management of the Manager or its Members. In such circumstances, it is likely that these in-kind discounts may be retained for the benefit of the Manager and not the Company or may apply disproportionately to other series. The Manager may be incentivized to choose a stallion, transportation company, consignor, boarding facility, or bloodstock agent, based on the benefits it is to receive or all series collectively are to receive rather than that which is best for the Series.

Members of the expert network and the Advisory Board are often Thoroughbred horse owners themselves and therefore will be in competition with the Company and may have access to certain information about the Company that may allow them to better compete with the Company and may cause them to be incentivized to sell the Company their own horses at potentially inflated market prices.

Members of the expert network and the Advisory Board may also be investors, in particular, if they are holding Units acquired as part of their sale of a Thoroughbred to the Company. They may therefore promote their own self-interests when providing advice to the Manager regarding an underlying asset (for example, by encouraging the liquidation of such underlying asset so they can receive a return in their capacity as an investor).

If the Operating Expenses exceed the revenue from the underlying Thoroughbred and any cash reserves, the Manager has the option to cause the Series to incur an Operating Expenses Reimbursement Obligation to cover such excess. As interest may be payable on such loan, the Manager may be incentivized to cause the Series to incur an Operating Expenses Reimbursement Obligation to pay Operating Expenses rather than look elsewhere for additional sources of income or to repay any outstanding Operating Expenses Reimbursement Obligation as soon as possible rather than make distributions to investors. The Manager may also choose to issue additional Units to pay for Operating Expenses instead of causing the Company to incur an Operating Expenses Reimbursement Obligation, even if any interest payable by the Series of Units on any Operating Expenses Reimbursement Obligation may be economically more beneficial to Unit Holders than the dilution incurred from the issuance of additional Units.

The Manager determines the timing and amount of distributions made to investors from Free Cash Flow of the Series. As a consequence, the Manager also determines the timing and amount of payments made to itself, since payments to the Manager are only made if distributions of Free Cash Flow are made to the investors. The Manager may thus be incentivized to make distributions of Free Cash Flow more frequently and in greater quantities rather than leaving excess Free Cash Flow on the balance sheet of a particular Series to cover future Operating Expenses, which may be more beneficial to a particular Series.

Ownership of multiple series of interests.

The Manager or its affiliates will acquire interests in each series for their own accounts and may transfer these interests, either directly or through brokers, via the Commonwealth Platform. Depending on the timing of the transfers, this could impact the interests held by the Investors (e.g., driving price down because of supply and demand and over availability of interests). This ownership in each of the series may result in a divergence of interests between the Manager and the Investors who only hold one or certain series (e.g., the Manager or its affiliates, once registered as a broker-dealer with SEC, may disproportionately market or promote a certain series, in particular, where they are a significant owner, so that there will be more demand and an increase in the price of such series).

Allocation of income and expenses as between series of interests

There may be situations when it is challenging or impossible to accurately allocate income, costs and expenses to a specific series and certain series may get a disproportionate percentage of the cost or income, as applicable. In such circumstances, the Manager would be conflicted from acting in the best interests of the Company as a whole or the individual Series. While we presently intend to allocate expenses as described in “Business – Allocation of Revenue and Expense,” the Manager has the right to change this allocation policy at any time without further notice to investors.

Conflicting interests of the Manager and the Investors

The Manager may choose to use certain bloodstock agents, appraisers, trainers, or other service providers because they get benefits from giving them business, which do not accrue to the investors.

The Manager will determine whether or not to sell a Thoroughbred owned by a series in response to an offer to acquire the Thoroughbred. The Manager or its affiliates may be incentivized by the opportunity to receive a Management Fee in connection with the sale of all or a portion of the Thoroughbred even though investors may prefer to retain the gains from any appreciation in value of the Thoroughbred. Furthermore, when determining to liquidate a Series Asset, the Manager will do so considering all the circumstances at the time, which may include obtaining a price for the asset that is in the best interests of a substantial majority, but not all of the investors.

Selection of trainers and races for one Thoroughbred over another owned by a different series

The Manager may be incentivized to enter a Thoroughbred in a certain race as to do so may generate higher Free Cash Flow to be distributed to the Manager and investors in the series associated with that particular underlying asset. This may lead the Series Asset(s) to generate lower distributions than the underlying assets of other series. The racing of a Thoroughbred asset could increase the risk of the Thoroughbred getting injured and could impact the value of the Thoroughbred and, as a result, the value of the related series. The Manager may therefore be conflicted when determining whether to race the Thoroughbred to generate revenue, diminish or increase the Thoroughbred’s value or limit the potential exposure to injury. Furthermore, the Manager may be incentivized to utilize Thoroughbreds that help popularize the interests via the Commonwealth Platform, which means of utilization may not generate as much immediate returns as other potential utilization methods.

Conflicts among the Company’s Series

In the future, the Company’s series may be competing for the time and talents of the personnel and service providers employed by the Manager to provide certain services to the Series. At times when the service providers are experiencing high demand and have limited capacity at their facilities or within their respective organizations, their services may not be readily available to the Series or a future series for which the Manager provides management services. Simply because a trainer, jockey veterinarian or other service provider is initially available to the Series is no guarantee that the Series will continue to have access to or will be able to increase the use of that service provider. The Manager may have to make decisions and give preferences, access to or allocations of access to certain service providers in high demand to one series over another, which may not be in the best interests of the affected series. The inability to access the services of a service provider in high demand at a certain time may negatively impact the economic performance of the Series. The Manager and one or more service providers (particularly trainers and veterinarians) may have disagreements over the management of the Series’ Thoroughbreds that lead to the unwillingness of the service provider to continue to provide such services to the Company or to a series. This could lead to a reallocation of the Thoroughbreds among other service providers affording different and less beneficial racing opportunities and lesser quality care of the Thoroughbreds and exposing them to greater risk. Such a reallocation could have an adverse impact on the economic performance of the Series or a series.

The Manager’s discretionary authority to amend the Operating Agreement

The Manager has the ability to unilaterally amend the Operating Agreement and allocation policy. As the Manager is a party, or is subject, to these documents, it may be incentivized to amend them in a manner that is beneficial to it as Manager of the Company or as a holder of units in a particular Series, but which may not benefit all investors equally. In addition, the Operating Agreement seeks to limit the fiduciary duties that the Manager owes to investors. Therefore, the Manager is permitted to act in its own best interests rather than the best interests of the investors.

Distribution income in addition to the Management Fee.

As the Manager will acquire a percentage of each series, it may be incentivized to attempt to generate more earnings from the underlying assets owned by those series in which it holds a greater stake.

Any profits generated from the Commonwealth Platform (e.g., through advertising) and from issuing additional interests in underlying assets on the Commonwealth Platform (e.g Management Fees) will be for the benefit of the Manager. In order to increase its revenue stream, the Manager may therefore be incentivized to issue additional series and acquire more underlying assets rather than focus on monetizing any underlying assets already held by existing series.

Conflicts between the Advisory Board and the Company.

The Operating Agreement of the Company provides that the resolution of any conflict of interest approved by the Advisory Board shall be deemed fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise. As part of the remuneration package for Advisory Board members, they may receive an ownership stake in the Manager. This may incentivize the Advisory Board members to make decisions in relation to the underlying assets that benefit the Manager rather than the Company.

Advisory Board members who participate in the racehorse industry may seek to sell horses to, acquire horses from, or train horses owed by, the Company.

Conflicts between the Legal Counsel, the Company, and the Commonwealth Thoroughbred Parties.

The counsel of the Company is also counsel to the Manager and its affiliates (“Legal Counsel”) and may serve as counsel with respect to other series (collectively, the “Commonwealth Thoroughbred Parties”). Because Legal Counsel represents both the Company and the Commonwealth Thoroughbred Parties, certain conflicts of interest exist and may arise. To the extent that an irreconcilable conflict develops between the Company and any of the Commonwealth Thoroughbred Parties, Legal Counsel may represent the Commonwealth Thoroughbred Parties and not the Company or the Series. Legal Counsel may, in the future, render services to the Company or the Commonwealth Thoroughbred Parties with respect to activities relating to the Company as well as other unrelated activities.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Principal Interest Holders

The following table sets forth information regarding beneficial ownership of the securities of the Company as of January 31, 2021 by (i) all executive officers and directors of the Company as a group and (ii) by each director, executive officer, or other person who who beneficially owns more than 10% of any class of the issuer’s voting securities.

Unit Series	Name and Address of Beneficial Owner (1)	Units Beneficially Owned	Percent of Class
Series A1	Commonwealth Markets Inc.	50	100%
Series Country Grammer	Commonwealth Markets Inc.	(2)	--%
Series OL2018	Commonwealth Markets Inc. (3)	200	100%
(1)	Unless otherwise specified, the address of each of the persons set forth in this column is 1450 North Broadway Lexington, Kentucky 40505.

(2)

Affiliates of the Manager will purchase 46 Units in the Offering that will represent 2% to 8% of the outstanding Series Country Grammer Units, depending on the total number of Units sold in the Offering.

(3)

$10,000 of the principal payable on the $20,000 convertible promissory note issued by the Company to the Manager to acquire Biko will convert into additional Series OL2018 Units at the $50 purchase price per Unit when the Series OL2018 Closing occurs.

Commonwealth Markets acquired 50 of the Company’s Series A1 Units in exchange for a capital contribution of $5,000. The Series A1 Units represent the Manager’s capital account in the Company, which is treated as a partnership or disregarded entity for all federal and state tax purposes, although each of the Company’s series offered to investors will elect to be taxed as a “C” corporation.

Holders of Series A1 Units are not entitled to vote on matters submitted for the consent or approval of all of the Company’s members generally. No separate vote or consent of the holders of Series A1 Units is required to approve any matter, except as required by the Delaware Act or the Operating Agreement. The affirmative vote of the holders of a majority of the Series A1 Units then outstanding is required for:

●	any amendment to the Operating Agreement that would adversely change the rights of the Series A1 Units;
●	mergers, consolidations, or conversions of Series A1 or the Company; and
●	all such other matters that the Managing Member, in its sole discretion, determines require the approval of the holders of the outstanding Series A1 Units voting as a separate class.

Upon any liquidation of the Company, subject to the preferential rights, if any, of holders of any other class or series of units, all property held solely by the Company and not by a specific Series, and all amounts in excess of the amount required to discharge liabilities of the Company only (and not of a specific Series) will be distributed to the holders of the Series A1 Units on an equal per unit basis as provided in the Operating Agreement.

Holders of Series A1 Units have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Related Party Transactions

As described further in the Financial Statements, the Company has the following transactions involving the issuer or related parties (other than compensation described under “Item 3 – “Compensation of Executive Officers” and “Compensation of Manager”):

On January 16, 2020, the Company purchased a 75% interest in a dark bay colt born in February 2018 by Orb out of Latique by Elusive Quality (“Orb Colt”) for a purchase price of $20,000 using funds loaned by the Manager. The convertible note bears interest at 1.69% and is due within 10 days of Offering Funding Date. The Company intends to offer units of a new Series OL2018 and to transfer ownership of the Orb Colt to the new Series when the Series OL2018 Closing occurs. Upon closing, the Manager will be paid $10,000 plus interest in cash from the offering proceeds and will be issued 200 Series OL2018 Units at the $50 offering price per Unit in full payment of the loan. The 200 Units would represent 7.4% of the Series OL2018 Units outstanding if the maximum of 2,500 Units are sold in the Series OL2018 Offering. Upon payment of the cash and the issuance of the Units to the Manager, the 75% interest in the Orb Colt will be owned by Series OL2018 and not subject to any liens or encumbrances.

On August 20, 2019, the Company acquired the Thoroughbred asset to be assigned to Series TF2019 from a principal executive of the Manager in exchange for a convertible promissory note in the principal amount of $7,500, which accrues interest at a rate of 1.91% per annum. The purchase price was equal to the appraised value of the Thoroughbred provided by an independent third-party appraiser. Other key terms of the loan include (i) the requirement to repay the loan within 14 days of the Series TF2019 Offering closing and (ii) the ability for the Company to prepay the loan at any time. The promissory note initially provided that the holder could elect to convert the principal amount of the note plus accrued interest into Series TF2019 Units at the purchase price for Series TF2019 Units. On December 10, 2019, the parties amended the promissory note to convert automatically into Series TF2019 Units upon the closing of the offering of Series TF2019 Units and no longer at the election of the holder. Due to the termination of the Offering in 2021, the note is currently due.

The Manager has covered operating expenses of the Company incurred prior to the first closing of a series offering through additional capital contributions. See Note 5 to the Financial Statements.

The Manager expects to maintain cash reserves funded from offering proceeds on behalf of each of the Company’s series to cover the series’ operating expenses.

During 2020 and 2019, executives of the Manager provided services to the Company for no compensation at the Manager level or Company level. Management expects in the future these executive services will be compensated through the management fee agreement. See Note 5 to the Financial Statements.

Conflicts of Interest

See “Conflicts of Interest” section above in Item 3 for more information.

ITEM 6. OTHER INFORMATION

Strategic Partnership with WinStar Farm

On April 21, 2021, Commonwealth Thoroughbreds LLC (“we” or the “Company”) announced that it has entered into a strategic partnership with WinStar Farm LLC of Lexington, Kentucky, one of the world’s leading Thoroughbred racing operations. A copy of the Company’s press release is attached as Exhibit 99.1 to this report. A copy of WinStar’s press release is attached as Exhibit 99.2 to this report.

WinStar Farm and the Company’s manager, Commonwealth Markets, Inc. (“Manager”), have agreed that during the eighteen-month period ending on August 19, 2022, WinStar will offer to sell, and Manager will offer to purchase an undivided minority fractional interest in at least six Thoroughbreds, to be selected by WinStar and confirmed by Manager, all pursuant to individual purchase agreements to be executed by the parties. The specific terms of purchase for each Thoroughbred will be negotiated in good faith between the parties and documented in a separate purchase agreement. Manager expects to assign its rights to purchase the interest in each WinStar Thoroughbred to a separate series of the Company upon the closing of an offering of the units of each such series.

Extension of Series OL2019 Offering

The U.S. Securities and Exchange Commission (the “SEC”) qualified the Form 1-A and Offering Circular of Commonwealth Thoroughbreds LLC on March 30, 2020 and the Form 1-A Post Qualification Offering Circular of the Company on May 1, 2020 (collectively, the “Offering Circular”). In the Offering Circular, we indicated that the offering of Series OL2018 Units will terminate “on the date one year after the date this Offering Circular, or an Amendment to it, is qualified by the SEC, which period may be extended by an additional six months by the Manager in its sole discretion.”

The Company is exercising its right to extend its offering of Series OL2018 Units until 11:59 pm eastern time on November 1, 2021. The Company has also elected to terminate the offering of Series TF2019 Units. We did not actively solicit investors for the Series TF2019 Units, choosing to prioritize the Series OL2018 Offering. We received no subscriptions for Series TF2019 Units.

Our offering of Series OL2018 Units is currently paused and will resume upon the qualification of our Post-Qualification Amendment No. 2 to our Form 1-A Offering Statement, which was filed with the SEC on April 13, 2021 and is available at https://www.sec.gov/edgar/browse/?CIK=1789339. We have also offered the current subscribers to the Series OL2018 an opportunity to withdraw their subscriptions after reviewing the revised terms of that offering and our current financial information in Post-Qualification Amendment No. 2.

The proceeds from the offering of Series OL2018 Units will be used to acquire a 75% interest in Biko, a three-year old gelding currently in race training. For an update on Biko’s progress as of the end of April 2021, see the “Description of Biko” section of the Offering Circular included in Post-Qualification Amendment No. 2.

ITEM 7. FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Commonwealth Thoroughbreds LLC

Report of Independent Auditors

Manager

Commonwealth Thoroughbreds LLC

Lexington, Kentucky

Report on the Financial Statements

We have audited the accompanying financial statements of Commonwealth Thoroughbreds LLC, which comprise the balance sheets as of December 31, 2020 and 2019, the related statements of operations, changes in member’s equity and cash flows for the year ended December 31, 2020 and for the period from June 12, 2019 (inception) through December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Thoroughbreds LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from June 12, 2019 (inception) through December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that Commonwealth Thoroughbreds LLC will continue as a going concern. As discussed in Note 1 to the financial statements, Commonwealth Thoroughbreds LLC has not generated any profits, lacks liquidity to satisfy obligations as they come due, and expects to continue to incur losses which raises substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Lexington, Kentucky

April 27, 2021

Commonwealth Thoroughbreds LLC

Balance Sheets

As of December 31, 2020 and December 31, 2019

	2020	2019
ASSETS
Current assets
Cash	$8,017	$2,056
Long-term assets
Thoroughbred assets, net of accumulated depreciation	20,471	9,364
TOTAL ASSETS	$28,488	$11,420
LIABILITIES AND MEMBER'S EQUITY
Liabilities
Current liabilities
Accrued interest	$539	$52
Notes payable	27,500	7,500
Total Liabilities	28,039	7,552
Member's Equity
Membership interest	463,409	328,218
Retained deficit	(462,960)	(324,350)
Total Member's Equity	449	3,868
TOTAL LIABILITIES AND MEMBER'S EQUITY	$28,488	$11,420

See Notes to Financial Statements

Commonwealth Thoroughbreds LLC

Statements of Operations

Year ended December 31, 2020 and the period from June 12, 2019 (Inception) through December 31, 2019

	2020	2019
Revenues	$0	$0
Operating expenses
Racehorse management	35,637	2,537
Legal and professional services	87,883	319,395
General and administrative	4,201	1,130
Depreciation	10,393	1,236
Total operating expenses	138,114	324,298

Operating loss	(138,114)	(324,298)

Other expenses
Interest expense	496	52

Net loss	$(138,610)	$(324,350)

Net loss per unit:
Basic	$(2,772)	$(14,102)

Weighted average number of units outstanding:
Basic	50	23

See Notes to Financial Statements

Commonwealth Thoroughbreds LLC
Statement of Changes in Member's Equity
Year ended December 31, 2020 and the period from June 12, 2019 (Inception) through December 31, 2019

Balance, June 12, 2019	$0
Series A1 units issued	5,000
Member contribution	323,218
Net loss	(324,350)
Balance, December 31, 2019	3,868
Member contribution	135,191
Net loss	(138,610)
Balance, December 31, 2020	$449

See Notes to Financial Statements

Commonwealth Thoroughbreds LLC
Statement of Cash Flows
Year ended December 31, 2020 and the period from June 12, 2019 (Inception) through December 31, 2019

OPERATING ACTIVITIES	2020	2019
Net loss	$(138,610)	$(324,350)
Adjustments to reconcile net loss to net cash used in operations:
Membership contributions (Note 6)	30,076	296,853
Depreciation	10,393	1,236
Increase (decrease) in cash due to changes in:
Accrued interest	487	52
Net cash used in operating activities	(97,654)	(26,209)
INVESTING ACTIVITIES
Capital expenditures	(1,500)	(600)
Net cash used in investing activities	(1,500)	(600)
FINANCING ACTIVITIES
Units issued	0	5,000
Member contributions (Note 6)	53,445	482
Constructive member contributions (Note 6)	51,670	23,383
Net cash provided by financing activities	105,115	28,865
Net cash increase for period	5,961	2,056
Cash at beginning of period	2,056	0
Cash at end of period	$8,017	$2,056

Non cash investing and financing transactions:
Thoroughbred asset obtained through note payable	$20,000	$7,500
Member contributions for Thoroughbred asset acquisition	0	2,500

See Notes to Financial Statements

Commonwealth Thoroughbreds LLC

Notes to Financial Statements

NOTE 1 - NATURE OF OPERATIONS

Description of Organization and Business Operations

Commonwealth Thoroughbreds LLC (the “Company”) is a Delaware series limited liability company formed on June 12, 2019 and headquartered in Lexington, Kentucky. The Company's fiscal year ends on December 31. Commonwealth Markets Inc. is the sole owner of units of membership interest of the Company. The Company was formed to engage in the business of acquiring and managing Thoroughbred racehorses and related equine breeding and sales activities. It is expected that the Company will create several separate series of membership interests (“the Series” or “Series”), including the Series OL2018, and different Thoroughbred assets will be owned by separate Series, and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors will acquire units of membership interest (“Units”) of a Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.

Commonwealth Markets Inc. (the “Manager”), a Delaware corporation formed on January 10, 2019, is a technology and marketing company that operates the Commonwealth Platform and App ("the Platform"). The Manager manages the Company, the assets owned by the Company and the assets of each Series.

The Company intends to sell Units in several separate and individual Series of the Company. Investors in any Series acquire a proportional share of the assets, income and liabilities pertaining to a particular Series. The Manager has the authority to conduct the ongoing operations of each Series in accordance with the Company’s limited liability company agreement, as amended and restated from time to time (the “Operating Agreement”). Unit holders have only the limited voting and management rights provided in the Operating Agreement or required by law.

On March 11, 2020, the World Health Organization declared the coronavirus (COVID-19) outbreak to be a pandemic. COVID-19 continues to spread across the globe and is impacting worldwide economic activity and financial markets. The continued spread of the disease represents a significant risk that operations could be disrupted in the near future; however, the pandemic has had very little impact on operations due to the early stage of the Company. The extent to which COVID-19 impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted.

Going Concern and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception. The Company has a net loss of $138,610 and $324,350 for the year ended December 31, 2020 and the period from June 12, 2019 to December 31, 2019 (Inception Period), respectively, and has member’s equity of $449 and $3,868 as of December 31, 2020 and 2019, respectively. The Company lacks liquidity to satisfy obligations as they come due. All of the liabilities on the balance sheet as of December 31, 2020 are obligations to the Manager or its stockholders. All of these liabilities, other than for which the Manager does not seek reimbursement, will be covered through the proceeds of future offerings for the various Series.

Through December 31, 2020, neither the Company nor its Series have recorded any revenues generated through the utilization of underlying Thoroughbred assets. The Company expects to begin generating revenue from Series OL2018 before the end of 2021 when the asset resumes racing.

From inception, the Company has financed the business activities of its Series through capital contributions from the Manager or its affiliates. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Units in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating Expenses for individual series at the sole discretion of the Manager.

The Company’s ability to continue depends upon management’s plan to raise additional funds, capital contributions from the Manager and the ability to achieve profitable operations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements, continued

NOTE 1 – NATURE OF OPERATIONS, CONTINUED

Initial Offerings

Series OL2018 and TF2019 are described in the Offering Circular included in the Offering Statement on Form 1-A filed with the SEC on April 13, 2021. Proceeds from the offerings will be used to repay the respective loans used to acquire the Thoroughbred assets (See Note 3) and pay for other offering related fees and expenses.  These will include a fee of $10,000 plus 1% of the amount raised in the offering (excluding any Units purchased by the Manager or its affiliates) payable to the clearing broker upon completion of the offering.

The offering of units in Series TF2019 has been terminated. The Company did not solicit, and received no subscriptions for Series TF2019 units.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the periods presented have been included.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events. Accordingly, the actual results could differ significantly from Company estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Offering Expenses

Offering Expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to member’s equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for that Series are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for more than $15,000 of Offering Expenses incurred with respect to the Series TF2019 Offering.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements, continued

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

In addition to the discrete Offering Expenses related to a particular series, the Manager has also incurred legal, accounting and compliance expenses of $87,883 and $319,395 during 2020 and the Inception Period, respectively, to set up the legal and financial framework and compliance infrastructure for the marketing and sale of the Series TF2019 Units and all subsequent offerings. The Manager will receive an Organizational Fee equal to 3.0% of the proceeds received from the offering of each series of units as reimbursement for these expenses.

Operating Expenses

Operating Expenses related to a particular horse include stabling, training, insurance, transportation (other than the initial transportation from the horse’s location to the Manager’s boarding facility prior to the offering, which is treated as an “Acquisition Expense”, as defined below), maintenance, annual audit and legal expenses and other equine-specific expenses as detailed in the Manager’s Allocation Policy. The Company distinguishes between pre-closing and post-closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Series offering, expenses of this nature that are incurred prior to the closing of an offering of Series are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover Operating Expenses the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional units to be issued in order to cover such additional amounts.

For the year ended December 31, 2020, the Manager had incurred $7,021 and $4,957 of pre-closing Operating Expenses related to Series TF2019 and Series OL2018, respectively. During the Inception Period the Manager incurred $2,537 of pre-closing Operating Expenses related to Series TF2019. Operating expenses incurred prior to the offering’s closing will be borne by the Manager and not reimbursed.

Thoroughbred Assets

Thoroughbred assets are recorded at cost. The cost of the Thoroughbred includes the purchase price, including any deposits paid by the Manager, the Sourcing Fee, Brokerage Fee and “Acquisition Expenses”, including transportation of the asset to the Manager’s stables, pre-purchase medical examinations, pre-offering expenses, and other costs detailed in the Manager’s Allocation Policy.

The Brokerage Fee and Sourcing Fee are paid from the proceeds of any successfully closed offering. Should an offering be unsuccessful, these expenses do not occur. As of December 31, 2020, and 2019, no offerings had closed, and no such fees were paid.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements, continued

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Acquisition Expenses related to a particular Series are initially funded by the Manager but may be reimbursed with the proceeds from an offering related to such Series, to the extent described in the applicable offering document. Acquisition Expenses are capitalized into the cost of the horse as per the table below. Should a proposed offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted as capital contributions. At December 31, 2020, and 2019, $32,100 and $10,600 of Acquisition Expenses were incurred, respectively, as shown in the following tables.

Applicable Series	OL2018	TF2019	Total
Thoroughbred asset (1)	Biko	Timido Foal
Purchase price	$20,000	$7,500	$27,500
Acquisition legal costs	1,500	2,500	4,000
Breeders’ Cup Nomination	0	400	400
Appraisal fee	0	200	200
Total Acquisition Expenses (capitalized)	21,500	10,600	32,100
Less accumulated depreciation	6,860	4,769	11,629
Total Thoroughbred Assets at December 31, 2020	$14,640	$5,831	$20,471

Applicable Series	TF2019
Thoroughbred asset	Timido Foal (1)
Purchase price	$7,500
Acquisition legal costs	2,500
Breeders’ Cup Nomination	400
Appraisal fee	200
Total Acquisition Expenses (capitalized)	10,600
Less accumulated depreciation	1,236
Total Thoroughbred Assets at December 31, 2019	$9,364

(1)	To be owned by the applicable Series as of the closing of the applicable offering. Currently owned by Commonwealth Thoroughbreds LLC and not by any series.

Depreciation is provided using the straight-line method based on useful lives of the asset. Thoroughbred assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A horse is treated as placed in service upon its acquisition by the Company. The Company reviews the carrying value of Thoroughbred assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the use of the property, and the effects of health, demand, competition, and other economic factors.

Income Taxes

The Company intends that the separate Series will elect and qualify to be taxed as a corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of Accounting Standards Codification (“ASC”) Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The master series of the Company is taxed as a “partnership” or a ”disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Internal Revenue Code.

Earnings per Membership Unit

Upon completion of an offering, each Series intends to comply with accounting and disclosure requirement of ASC Topic 260, "Earnings per Share." For each Series, earnings per membership unit will be computed by dividing net income for that particular Series by the weighted average number of outstanding units in that particular Series during the period.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements, continued

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

For a period of net loss, basic and diluted earnings per unit are the same as the assumed exercise of stock options and warrants and the conversion of convertible debt are anti-dilutive.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issues updates to amend the authoritative literature in ASC. There have been a number of updates to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable or (iv) are not expected to have a significant impact on the financial statements.

NOTE 3 – RELATED PARTY TRANSACTIONS

On January 16, 2020, the Company purchased a 75% interest in a dark bay colt born in February 2018 by Orb out of Latique by Elusive Quality (“Orb Colt”) for a purchase price of $20,000 using funds loaned by the Manager. The convertible note bears interest at 1.69% and is due within 10 days of Offering Funding Date. The Company is currently offering units of Series OL2018 and will transfer ownership of the Orb Colt to the new Series when the Series OL2018 Closing occurs. Upon closing, the Manager will be paid $10,000 plus interest in cash from the offering proceeds and will be issued 200 Series OL2018 Units at the $50 offering price per Unit in full payment of the loan. The 200 Units would represent 7.4% of the Series OL2018 Units outstanding if the maximum of 2,500 Units are sold in the Series OL2018 Offering. Upon payment of the cash and the issuance of the Units to the Manager, the 75% interest in the Orb Colt will be owned by Series OL2018 and not subject to any liens or encumbrances.

On August 20, 2019, the Company acquired the Thoroughbred asset to be assigned to Series TF2019 from a principal executive of the Manager in exchange for a convertible promissory note in the principal amount of $7,500, which accrues interest at a rate of 1.91% per annum. The purchase price was equal to the appraised value of the Thoroughbred provided by an independent third-party appraiser. Other key terms of the loan include (i) the requirement to repay the loan within 14 days of the Series TF2019 Offering closing and (ii) the ability for the Company to prepay the loan at any time. The promissory note initially provided that the holder could elect to convert the principal amount of the note plus accrued interest into Series TF2019 Units at the purchase price for Series TF2019 Units in this Offering. On December 10, 2019, the parties amended the promissory note to convert automatically into Series TF2019 Units upon the closing of the offering of Series TF2019 Units and no longer at the election of the holder. Due to the termination of the Offering, the note is currently due.

The Company received an initial $5,000 capital contribution for member units in the Company from the Manager in order to pay operating expenses incurred. To cover additional operating expenses during the year ended December 31, 2020, and the Inception Period, the Company received capital contributions from the Manager of $323,218 and $135,191, respectively. The Manager may cover future operating expenses of the Company through additional capital contributions or a non-interest-bearing revolving credit to the Company.

When the Company acquired the Thoroughbred asset to be assigned to Series TF2019 on August 20, 2019, the monthly boarding expenses had already been paid by the Manager. The Manager will not seek reimbursement for the prorated $116 of boarding expense.

On July 16, 2019, the Manager paid $200 to Hyperion Thoroughbred Consultants to conduct an appraisal of the Thoroughbred asset to be assigned to Series TF2019. On November 19, 2019 the Manager paid $200 to Hyperion Thoroughbred Consultants to conduct an appraisal of the Thoroughbred asset to be assigned to Series OL2018. The Manager will not seek reimbursement.

The Manager has paid a total of $1,188 and $416 of rent expense on behalf of the Company during 2020 and 2019, respectively. The Manager will not seek reimbursement.

Additionally, the Manager has incurred professional fees of $87,883 and $319,395 during the year ended December 31, 2020 and the Inception Period, respectively, in support of the Company.

The Manager expects to maintain cash reserves funded from offering proceeds on behalf of each of the Company’s series to cover the series’ operating expenses.

During 2020 and the Inception Period, executives of the Manager provided services to the Company for no compensation at the Manager level or Company level. Management expects in the future these executive services will be compensated through the management fee agreement (see Note 5).

NOTE 4 – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular Thoroughbred asset and Operating Expenses related to the management of that asset.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements, continued

NOTE 4 – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY, CONTINUED

Fees and expenses related to the purchase of an underlying Thoroughbred asset include the Offering Expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing Operating Expenses are similar in nature and consist of expenses such as stabling, training, insurance and transportation, pre-closing Operating Expenses are borne by the Manager and may or may not be reimbursed by the Company or the economic members of the series, as outlined within that particular Series Designation. Post-closing Operating Expenses are the responsibility of each Series and may be financed through (i) revenues generated by the Series or cash reserves at the Series; (ii) contributions made by the Manager, for which the Manager does not seek reimbursement; (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest; or (iv) issuance of additional Units in a Series.

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the underlying Thoroughbred assets or the number of Thoroughbred assets, as stated in the Manager’s allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

●	Revenue from racing, breeding and sales activities will be allocated to the Series owning the assets generating the revenue. No revenues have been generated to date.

●

Organizational Expenses incurred by the Manager to set up the legal and financial framework and compliance infrastructure for the marketing and sale of offerings of each series of units will be reimbursed through an Organization fee equal to 3.0% of the offering proceeds received from the offering of each series of units. The Manager has incurred Organizational Expenses of $87,883 and $319,395 during the year ended December 31, 2020 and the Inception Period, respectively.

●

Offering Expenses are funded by the Manager and generally reimbursed through the Series proceeds upon the closing of an offering. The Manager incurred Offering Expenses of $7,645 and $0 during the year ended December 31, 2020 and the Inception Period, respectively.

●

Acquisition Expenses are funded by the Manager and reimbursed from the Series proceeds upon the closing of an offering. During the year ended December 31, 2020, the Manager incurred $21,500 in Acquisition Expenses at December 31, 2020, including the $20,000 purchase price of Series OL2018 paid through the issuance of a promissory note in the principal amount of $20,000 to the Manager. During the Inception Period, the Manager incurred Acquisition expenses of $10,600 including the $7,500 purchase price of the Series TF2019 Thoroughbred foal paid through the issuance of a promissory note in the principal amount of $7,500 to a principal executive of the Manager (see Note 3).

●

A sourcing fee is paid to the Manager from the Series proceeds upon the close of an offering. The Manager expects to receive a sourcing fee of $2,000 at the time of the closing for the offering of Series OL2018.

●	The Brokerage Fee is paid to the broker of record from the Series proceeds upon the closing of an offering.

●	Operating Expenses (as described in Note 2), which include equine-specific expenses related to a particular horse such as stabling, training, insurance and transportation, are expensed as incurred:

o

Pre-closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed. During the year ended December 31, 2020, and the Inception Period, $12,077 and $2,537 of pre-closing Operating Expenses were incurred, respectively.

o	Post-closing Operating Expenses are the responsibility of each individual Series. During the year ended December 31, 2020 and the Inception Period, no closings had occurred.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements, continued

NOTE 5 - DISTRIBUTIONS AND MANAGEMENT FEES

As compensation for the services provided by the Manager under the Management Services Agreement, the Manager will be paid a semi-annual fee equal to 10% of any Free Cash Flow (as defined below) generated by the Series.

The Management Fee will only become due and payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series. For tax and accounting purposes the Management Fee will be accounted for as an expense on the books of the Series.

“Free Cash Flow” is defined as the net income (as determined under GAAP) generated by any Series plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of December 31, 2020 and 2019, no distributions or management fees had been paid by the Company or in respect of any Series.

NOTE 6 - MEMBER CONTRIBUTIONS

Member contributions primarily reflect the assumption of payables that support the Company’s operating results.  Constructive payments made by the member on behalf of the Company have been included in the statement of cash flows as financing activities.  The Company has treated the other member contributions as noncash activity to better reflect the actual cash movement that benefited the Company. The member contributions during 2020 and 2019 were as follows:

	2020	2019
Financing cash contributions (a)	$53,445	$482
Investing transaction for item paid directly by member (a)	1,500	200
Non-cash investing transaction for amount incurred by member (b)	0	2,500
Operating expenses paid directly by the member (a)	50,170	23,183
Other operating expenses incurred by the member (c)	30,076	296,853
Total	$135,191	$323,218

(a)	Included in statement of cash flows.

(b)	Disclosed as noncash investing transactions.

(c)	Added back in operating section of the statement of cash flows to arrive at net cash used in operating activities.

NOTE 7 – CONTINGENT ASSET

During 2020, the Company has sold units in Series OL2018 for total proceeds of $50,500. Amount sold shall remain in escrow until proceeds reach Series OL2018 minimum offering requirement.

NOTE 8 – SUBSEQUENT EVENTS

On March 27, 2021, the Company acquired an option to purchase up to a 30% undivided interest in Country Grammer from WinStar Farm, LLC. The target purchase price is $42,000. The offering proceeds must attain the maximum offering amount of $113,850 for Series Country Grammer to acquire the full 30% interest. The Offering must raise at least 25% of the of maximum offering amount, or $28,450, to acquire any ownership in Country Grammer. The option will be exercised in multiple closings, each occurring at increments of approximately 25% of the maximum offering proceeds. The option expires on July 31, 2021.

Management has evaluated subsequent events from December 31, 2020 through April 27, 2021, the date the financial statements were available to be issued. Based on this evaluation, other than the disclosure above, no additional material events were identified which require adjustment or disclosure in the financial statements.

ITEM 8. EXHIBITS

Exhibit Index

Exhibit No.	Description

2.1	Certificate of Formation (1)	https://www.sec.gov/Archives/edgar/data/1789339/000143774919024430/ex_167111.htm
2.2	Amended and Restated Limited Liability Company Agreement (1)	https://www.sec.gov/Archives/edgar/data/1789339/000143774919024430/ex_167112.htm
3.1	Amended and Restated Series Designation for Series OL2018 (4)	https://www.sec.gov/Archives/edgar/data/1789339/000143774921008809/ex_240180.htm
3.2	Series Designation for Series A1 (2)	https://www.sec.gov/Archives/edgar/data/1789339/000143774920000260/ex_168561.htm
3.3	Series Designation for Series Country Grammer (4)	https://www.sec.gov/Archives/edgar/data/1789339/000143774921008809/ex_240181.htm
4.1	Form of Subscription Agreement (3)	https://www.sec.gov/Archives/edgar/data/1789339/000143774920007314/ex_180448.htm
6.1	Form of Management Services Agreement (4)	https://www.sec.gov/Archives/edgar/data/1789339/000143774921008809/ex_240182.htm
6.2	Amended Convertible Promissory Note and Security Agreement for Biko (1)	https://www.sec.gov/Archives/edgar/data/1789339/000143774919024430/ex_167125.htm
6.3	Purchase and Sale and Co-Ownership Agreement and Bill of Sale for Biko (1)	https://www.sec.gov/Archives/edgar/data/1789339/000143774919024430/ex_167126.htm
6.5	Broker Dealer Agreement with Dalmore Group, LLC (4)	https://www.sec.gov/Archives/edgar/data/1789339/000143774921008809/ex_240184.htm
8.1(a)	Escrow Agreement with North Capital Private Securities Corporation for Series OL2018(4)	https://www.sec.gov/Archives/edgar/data/1789339/000143774921008809/ex_240185.htm
8.1(b)	Amendment to the Escrow Agreement with North Capital Private Securities Corporation for Series OL2018 (4)	https://www.sec.gov/Archives/edgar/data/1789339/000143774921008809/ex_240186.htm
8.2	Escrow Agreement with North Capital Private Securities Corporation for Series Country Grammer (4)	https://www.sec.gov/Archives/edgar/data/1789339/000143774921008809/ex_240187.htm
11.1	Consent of Dean Dorton Allen Ford, PLLC	Filed herewith.
99.1	Notice to Subscribers of Series OL2018 (4)	https://www.sec.gov/Archives/edgar/data/1789339/000143774921008809/ex_240191.htm
99.2	WinStar Farm LLC Press Release dated April 20, 2021	Filed herewith.
99.3	Commonwealth Thoroughbreds LLC Release dated April 21, 2021	Filed herewith.
(1)	Incorporated herein by reference to Form 1-A dated December 13, 2019.
(2)	Incorporated herein by reference to Amendment No. 1 to Form 1-A dated January 7, 2020.
(3)	Incorporated herein by reference to Post-Qualification Amendment No. 1 to Form 1-A dated April 8, 2020.
(4)	Incorporated herein by reference to Post-Qualification Amendment No. 2 to Form 1-A dated April 13, 2021.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMONWEALTH THOROUGHBREDS LLC

(Exact name of issuer as specified in its charter)

By  /s/ Brian Doxtator

Brian Doxtator, Chief Executive Officer

Date      April 28, 2021

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By  /s/ Brian Doxtator

Brian Doxtator, Chief Executive Officer

Date      April 28, 2021

By  /s/ Chase Chamberlin

Chase Chamberlin, Chief Marketing Officer; Head of Equine Operations

Date      April 28, 2021